Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENTORIAN TECHNOLOGIES INC.

AUGUST MERGER SUB CORPORATION,

AUGMENTIX CORPORATION, AND

CENTENNIAL VENTURES VII, L.P., AS STOCKHOLDER REPRESENTATIVE

July 11, 2008

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		Page
10.6	Severability	62

10.7	Remedies Cumulative	62

10.8	Governing Law; Jurisdiction	62

10.9	Rules of Construction	62

10.10	Waiver of Jury Trial	63

10.11	Enforcement	63

10.12	Conflicts	63

Exhibit List

Exhibit A	Working Capital Calculation

Exhibit B	Form of Convertible Note

Exhibit C	Target Capitalization Spreadsheet

Exhibit D	Registration Rights Agreement

Exhibit E	Acquiror Disclosure Schedule

Exhibit E-1	Target Disclosure Schedule

Exhibit F	Certificate of Merger

Exhibit G	Certificate of Incorporation of the Surviving Corporation

Exhibit H	Escrow Agreement

Exhibit I	Security Agreement

Exhibit J	Legal Opinion (AK)

Exhibit J-1	Legal Opinion (DLA Piper)

Exhibit K	Form of Letter of Transmittal (Target Preferred Stockholders)

Exhibit K-1	Form of Letter of Transmittal (Target Common Stockholders)

Exhibit L	Employment Agreement (Mr. Godevais)

Exhibit M	Statement of Expenses

Exhibit N	Option Cancellation Agreement

Exhibit O	Form of Retention Agreement

Exhibit P	Subordination Agreement

Exhibit Q	Consent and Waiver

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 11, 2008 by and among Entorian Technologies Inc., a Delaware corporation (“Acquiror”), August Merger Sub Corporation, a Delaware corporation and wholly owned Subsidiary of Acquiror (“Merger Sub”), Augmentix Corporation, a Delaware corporation (“Target”), and Centennial Ventures VII, L.P., a Delaware limited partnership, as Stockholder Representative (the “Stockholder Representative”).

RECITALS:

WHEREAS, each of the boards of directors of Target, Acquiror and Merger Sub believe it is advisable and in the best interests of their respective company and its stockholders that Acquiror acquire Target through the statutory merger of Merger Sub with and into Target (the “Merger”);

WHEREAS, each of the boards of directors of Target, Acquiror and Merger Sub have determined that the Merger is in furtherance of and consistent with their respective company’s business strategies and, in furtherance thereof, have approved the Merger and the Agreement;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Target’s Series A Preferred Stock, $0.001 par value (“Target Series A Preferred Stock”), Target’s Series B-1 Preferred Stock, $0.001 par value (“Target Series B-1 Preferred Stock”), and Target’s Series B-2 Preferred Stock, $0.001 par value (“Target Series B-2 Preferred Stock,” and together with the Target Series A Preferred Stock and Target Series B-1 Preferred Stock, “Target Preferred Stock”), and Target Common Stock, $0.001 par value (“Target Common Stock,” and together with the Target Preferred Stock, “Target Capital Stock”), shall be converted into the right to receive the Net Merger Consideration on the terms set forth herein; and

WHEREAS, Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS For all purposes of this Agreement, the following terms shall have the following meanings:

“Acquiror Stock” shall mean the common stock, par value $0.001 per share, of Acquiror.

“Adjusted Working Capital” shall have the meaning and shall be calculated as set forth on Exhibit A hereto.

“Authorization” shall mean any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any written or oral agreement, contract, commitment, arrangement, lease, instrument or understanding.

“Debt” shall mean all obligations of Target to banks and similar financial institutions, as well as obligations of Target for borrowed money from any third party that is or would be required to be set forth as “Debt” (or other similar terms) on Target’s balance sheet, as prepared in accordance with GAAP, but excluding obligations under the Letters of Credit.

“Delaware Law” shall mean the Delaware General Corporation Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Amount” shall mean Notes and cash equal in the aggregate to $4,337,620.13, and consisting of (i) Notes having a principal amount of $2,833,728.83 from the Target Preferred Stockholders and cash in the amount of $66,271.17 from the Target Common Stockholders (the “Indemnity Escrow Fund”), (ii) Notes having a principal amount of $1,307,052.66 from the Target Preferred Stockholders and cash in the amount of $30,567.47 from the Target Common Stockholders (the “GD Escrow Fund”), and (iii) $100,000 in cash from the Target Stockholders in accordance with their Pro Rata Portions (the “Stockholder Representative Fund”).

“Estimated Adjusted Closing Working Capital” shall mean the estimated Adjusted Working Capital of Target as of the Closing Date, as derived from the Estimated Closing Balance Sheet and the provisions of Section 2.6(k).

“Estimated Closing Balance Sheet” shall mean Target’s unaudited balance sheet as of the Closing Date, which has been prepared in accordance with GAAP (except that the financial statements do not have notes thereto and are subject to normal year-end audit adjustments which will not be material individually or in the aggregate), consistently applied and maintained throughout the periods indicated which fairly presents the financial condition of Target as of the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Closing Balance Sheet” shall mean Target’s audited balance sheet as of the Closing Date which has been prepared in accordance with GAAP (except that the financial statements do not have notes thereto and are subject to normal year-end audit adjustments which will not be material individually or in the aggregate), consistently applied and maintained throughout the periods indicated which fairly presents the financial condition of Target as of the Closing Date.

“GAAP” shall mean United States generally accepted accounting principles.

“GD Invoice” shall mean that invoice to be submitted by Target to General Dynamics Corporation to satisfy the outstanding balance of that certain termination settlement proposal arising out of the termination of Target Purchase Order #5036456 originally received by Target on July 13, 2005.

“Governmental Entity” shall mean any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Intentional Breach” shall mean a purposeful or deliberate breach of a representation, warranty or covenant under this Agreement.

“Law” shall mean any statute, law, ordinance, code, executive order, injunction, judgment, decree, permit, license, rule or regulation of any Governmental Entity together with the common law.

“Letters of Credit” shall mean the following letters of credit: (i) Standby Letter of Credit # 200710000022 issued on June 29, 2007 by Square 1 Bank in favor of Sanmina-SCI Corporation, as amended; and (ii) Letter of Credit in favor of Principal Life Insurance Company.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, encumbrance, adverse claim or restriction of any kind or character, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of law.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on Target: (i) any change, event, circumstance or effect attributable to general economic conditions in the United States, North America or any foreign jurisdiction in which Target has operations or sales, or the industry in which Target conducts its business; (ii) any change in any Law or the interpretation thereof; (iii) any change in accounting rules; (iv) any change, event, circumstance or effect attributable to compliance with the terms of, or the taking of or failure to take any action required by, this Agreement or otherwise taken or not taken at the request of Acquiror; (v) any cancellations of or delays in customer orders or any loss of employees as a direct result of the announcement or pendency of the Merger; (vi) the failure by Acquiror to comply with the terms of or to take actions required by this Agreement; or (vii) any change, event, circumstance or effect attributable to national or international political or social conditions, including the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States or elsewhere, provided that in the case of the foregoing clauses (i) through (iii) or (vii), only to the extent that such changes do not disproportionately adversely affect the Target relative to other companies in the industry in which Target conducts its business.

“Net Cash Merger Consideration” shall mean the $23,500,000 minus (i) the Target Debt Payments, (ii) the Target Option Payments, (iii) the Target Change of Control Bonus Payments and (iv) the Target Expenses.

“Net Merger Consideration” shall mean the sum of the Net Cash Merger Consideration plus the Net Note Consideration, plus or minus any Working Capital Adjustment.

“Net Note Consideration” shall mean Notes with an aggregate principal amount at the Effective Time equal to $10,652,489.63.

“Note Shares” shall mean the shares of Acquiror Stock issuable upon conversion of the Notes.

“Notes” shall mean the convertible promissory notes issued by Acquiror to each of the Target Preferred Stockholders in the amounts specified on Exhibit C hereto, for an aggregate principal amount equal to the Net Note Consideration and in the form attached hereto as Exhibit B.

“Order” shall mean any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” shall mean, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, certificate of limited partnership, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity and with respect to a trust, the trust agreement (in each case, as amended and in effect as of the Closing Date).

“Person” shall mean any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, regardless of whether a Governmental Authority.

“Pro Rata Portion” shall mean, with respect to a Target Stockholder, a fraction, the numerator of which is the portion of the Net Merger Consideration that such Target Stockholder is entitled to receive in the Merger and the denominator of which is the aggregate portion of the Net Merger Consideration that all Target Stockholders are entitled to receive in the Merger, valuing the Notes solely based on the principal value thereof. Each Target Stockholder’s Pro Rata Portion of the Net Merger Consideration shall be set forth on the Target Capitalization Spreadsheet.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Closing Date, by and among Acquiror and each holder of Notes, in the form attached as Exhibit D.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total equity interests.

“Target Capitalization Spreadsheet” shall mean the spreadsheet attached hereto as Exhibit C setting forth, among other things thereon, Target’s capitalization; the Pro Rata Portion for each Target Stockholder; the allocation, by cash and Notes, of the Net Merger Consideration to be received by each Target Stockholder; the allocation of the Escrow Amount (including the components thereof), by cash and Notes, to each Target Stockholder; the Target Option Payments; and other information useful in calculating or understanding the foregoing.

“Target Acquisition Bonus Plans” shall collectively mean those Target Acquisition Bonus Plans adopted by the Target on January 30, 2007, September 7, 2007 and May 9, 2008, each as amended, entitling the participants thereunder to the Target Change of Control Bonus Payments (as defined in Section 2.8) set forth in Schedule 2.8.

“Target Incentive Plan” shall mean the Target’s 2003 Stock Option/Stock Issuance Plan, as amended and in effect immediately prior to the Effective Time.

“Target Common Stockholders” shall mean the holders of Target Common Stock.

“Target Preferred Stockholders” shall mean the holders of Target Preferred Stock.

“Target Stockholders” shall mean all holders of Target Capital Stock.

“Tax” and, collectively, “Taxes” shall mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment (including any tax payable under the pay as you earn system), social security (including national insurance contributions), excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Benefits” shall mean the Tax savings (whether measured in terms of a reduction of Taxes paid or that otherwise would have been paid or payable) arising from any increased deductions, losses, or credits then allowable or decreases in income, gains or recapture of Tax credits then allowable (including by way of amended Tax Returns).

“Tax Returns” shall mean returns, estimates, information statements and reports required to be filed by Target with any taxing authority.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time (as defined herein) and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit F (the “Certificate of Merger”)

and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation and as a wholly-owned Subsidiary of Acquiror. Target as the surviving corporation of the Merger is hereinafter referred to herein as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two business days, after the satisfaction or waiver of each of the conditions set forth in Article VII, or at such other time as Acquiror and Target may agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper US LLP, 1221 South MoPac, Suite 400, Austin, Texas 78746, or at such other location as Acquiror and Target may agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Delaware Secretary of State, in accordance with the applicable provisions of Delaware Law. The Merger shall become effective at the time the Certificate of Merger is filed with the Delaware Secretary of State or at such later time as specified therein and agreed to by the Acquiror (such time, the “Effective Time” and such date, the “Effective Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit G hereto.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time (with appropriate adjustment to reflect the name of the Surviving Corporation set forth in the Certificate of Incorporation), shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation and such bylaws.

2.5 Directors and Officers.

(a) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

2.6 Effect of Merger on the Target Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the Target Stockholders (subject, in each case, to the terms hereof, including Article IX hereof, and contingent upon surrender of the certificates representing such shares of Target Capital Stock in the manner set forth in Section 2.9 hereof):

(a) Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted and exchanged into the right to receive an amount per share in cash equal to the consideration reflected in the Target Capitalization Spreadsheet, plus or minus, as applicable, the Pro Rata Portion, in cash, of any Working Capital Adjustment and less the Escrow Amount, plus any consideration required to be released from the Escrow Fund in accordance with Article IX of this Agreement and the Escrow Agreement (as hereinafter defined).

(b) Target Series A Preferred Stock. Each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted and exchanged into the right to receive an amount per share in cash and Notes equal to the consideration reflected in the Target Capitalization Spreadsheet, plus or minus, as applicable, the Pro Rata Portion, in Notes (valued at the principal amount thereof), of any Working Capital Adjustment and less the Escrow Amount, plus any consideration required to be released from the Escrow Fund in accordance with Article IX of this Agreement and the Escrow Agreement (as hereinafter defined).

(c) Target Series B-1 Preferred Stock. Each share of Target Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted and exchanged into the right to receive an amount per share in cash and Notes equal to the consideration reflected in the Target Capitalization Spreadsheet, plus or minus, as applicable, the Pro Rata Portion, in Notes (valued at the principal amount thereof), of any Working Capital Adjustment and less the Escrow Amount, plus any consideration required to be released from the Escrow Fund in accordance with Article IX of this Agreement and the Escrow Agreement (as hereinafter defined).

(d) Target Series B-2 Preferred Stock. Each share of Target Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted and exchanged into the right to receive an amount per share in cash and Notes equal to the consideration reflected in the Target Capitalization Spreadsheet, plus or minus, as applicable, the Pro Rata Portion in Notes (valued at the principal amount thereof), of any Working Capital Adjustment and less the Escrow Amount, plus any consideration required to be released from the Escrow Fund in accordance with Article IX of this Agreement and the Escrow Agreement (as hereinafter defined).

(e) Target Stock Options. Neither the Target Incentive Plan nor any Target Option shall be assumed by Acquiror or Merger Sub in connection with the Merger. Accordingly, effective as of the Effective Time, the vesting schedules of all outstanding in-the-money options to purchase Target Common Stock (each a “Target Option”) shall be accelerated in full in accordance with the Target Incentive Plan, and each option to purchase shares of Target Capital Stock (whether vested or unvested) that has not been exercised as of the Effective Time will be cancelled and extinguished without any conversion thereof. At the Closing, Acquiror shall pay or cause the Surviving Corporation to pay the amounts respecting Target Options as set forth on the Target Capitalization Spreadsheet to Administaff Companies II, L.P. (“Administaff”) on behalf of the respective parties identified on the Target Capitalization Spreadsheet in satisfaction of all amounts payable by Target to any holder of Target Options as a result of the Merger and transactions contemplated by this Agreement (collectively such payments, together with all withholding, deductions and Taxes (including employer Taxes) associated with such payments payable by Acquiror or the Surviving Corporation in connection therewith, the “Target Option Payments”). For the purposes of clarity, all employer Taxes, withholding amounts, or similar costs of Target (including as the Surviving Corporation) associated with the payment of any consideration pursuant to the Target Option Payments, shall be included as liabilities in calculating the Actual Adjusted Closing Working Capital. Target shall use its commercially reasonable efforts to cause each holder of a Target Option to enter into an Option Cancellation Agreement in the form attached as Exhibit N hereto (the “Option Cancellation Agreement”). Upon the receipt by Acquiror of an Option

Cancellation Agreement, the holder of the applicable Target Option shall become entitled to receive the applicable Target Option Payment, without interest, less all applicable tax withholdings and other deductions (which shall be withheld and paid by the Surviving Corporation). Target Option Payments shall not be subject to increase or decrease as a result of any Working Capital Adjustment.

(f) Target Warrants. At the Effective Time, each warrant to purchase Target Capital Stock then outstanding to the extent unexercised as of the Effective Time will be cancelled and extinguished pursuant to Section 6.7.

(g) Cancellation of Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, or Target, each share of Target Capital Stock, if any, owned by Target, or any wholly-owned Subsidiary of Target, immediately prior to the Effective Time, shall be automatically cancelled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(h) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(i) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into or represent a right to receive any portion of the Net Merger Consideration, but shall instead be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under and pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target with respect to appraisal, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Acquiror agrees that, except with the prior written consent of the Stockholder Representative, or as required under Delaware Law, it will not permit the Surviving Corporation to voluntarily make any payment with respect to, or settle or offer to settle, any such appraisal demand. Acquiror and the Surviving Corporation will provide the Stockholder Representative with copies of any and all notices, demands and other documents with respect to any such demands or proceedings and shall cooperate with, receive and consider in good faith the input from, and keep the Stockholder Representative fully informed with respect to the status of any such demands, negotiations or proceedings. Each holder of Dissenting Shares (a “Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Net Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.6 and the Certificate of Merger less the portion of the Note Consideration allocable to such stockholder that has been deposited in the Escrow Fund (as defined in Section 9.9 hereof) in respect of such shares of Target Capital Stock pursuant to Section 9.9 hereof.

(j) Aggregate Consideration. Notwithstanding the foregoing, but subject to Article ARTICLE IX hereof, by virtue of the Merger and the other transactions contemplated by this Agreement, the Target Stockholders, in the aggregate and to the extent eligible under the terms of this Agreement, shall be entitled to receive no more than the Net Merger Consideration, subject to adjustment with respect to the indemnification obligations of Article ARTICLE IX and any Working Capital Adjustment.

(k) Working Capital Adjustment.

(i) Target has delivered to Acquiror an Estimated Closing Balance Sheet and a calculation of the Estimated Adjusted Closing Working Capital, which is set forth on Schedule 2.6(k)(i).

(ii) Acquiror shall cause Ernst & Young LLP to audit the Final Closing Balance Sheet within sixty (60) days following the Closing Date, but if Ernst & Young LLP is unable to deliver the Final Closing Balance Sheet within sixty (60) days, as soon as practicable thereafter. Within five (5) business days of receipt of the Final Closing Balance Sheet, Acquiror will prepare and deliver to the Stockholder Representative a notice (the “Calculation Notice”) containing a calculation, in reasonable detail, of the actual Adjusted Working Capital of Target as of the Closing Date derived therefrom (the “Actual Adjusted Closing Working Capital”), and any amount by which the Actual Adjusted Closing Working Capital is less than or greater than the Estimated Adjusted Closing Working Capital. The Calculation Notice shall be accompanied by supporting schedules setting forth in reasonable detail the assets and liabilities and other matters included in or underlying such calculations. The Final Closing Balance Sheet delivered to the Target by the Acquiror pursuant to this Section 2.6(k)(ii) and the Calculation Notice shall be developed in accordance with GAAP and in accordance with the same accounting principles and policies used in the preparation of the Target Financial Statements to the extent in accordance with an audited GAAP presentation, except as may be otherwise expressly provided in this Agreement.

(iii) (A) If, and to the extent that the Actual Adjusted Closing Working Capital is less than the Estimated Adjusted Closing Working Capital, the Indemnity Escrow Fund shall be reduced on a dollar for dollar basis based upon the Pro Rata Portion to such extent to account therefor; and (B) if, and to the extent that the Actual Adjusted Closing Working Capital is greater than the Estimated Adjusted Closing Working Capital, the Indemnity Escrow Fund shall be increased based upon the Pro Rata Portion to such extent to account therefor (in either case, a “Working Capital Adjustment”). The Working Capital Adjustments applicable to Target Common Stockholders shall be effected in the form of cash, and the Working Capital Adjustments applicable to Target Preferred Stockholders shall be effected in the form of Notes solely based on the principal value thereof. The Acquiror shall also provide the proposed Working Capital Adjustment to the Stockholder Representative as part of the Calculation Notice delivered pursuant to Section 2.6(k)(ii).

(iv) If the Stockholder Representative disagrees with the calculation as reflected in the Calculation Notice (including the Actual Adjusted Closing Working Capital or the proposed Working Capital Adjustment), the Stockholder Representative may, within 30 days after delivery of the Calculation Notice, deliver (a) a notice to Acquiror setting forth with reasonable particularity the additional information that the Stockholder Representative believes was missing from or inconsistent with respect to the Calculation Notice and/or the supporting information that would be necessary in order for the Stockholder Representative to formulate a response with respect to the proposed Working Capital Adjustment (the “Notice of Missing Information”) or (b) a notice to Acquiror setting forth with reasonable particularity the Stockholder Representative’s calculation (a “Notice of Disagreement”). The Notice of Disagreement shall specify in reasonable detail those items or amounts as to which the Stockholder Representative disagrees, the reasons for such disagreement and the proposed revised Actual Adjusted Closing Working Capital or the proposed revised Working Capital Adjustment as calculated by the Stockholder Representative. If (x) the Stockholder Representative fails to deliver the Notice of Disagreement by the expiration of such 30-day period or (y) the Stockholder Representative timely delivers a Notice of Missing Information, within 20 days after the Acquiror provides all of the information requested by the Notice of Missing Information, the Stockholder Representative fails to deliver the Notice of Disagreement to the Acquiror, the Stockholder Representative shall be deemed to have irrevocably agreed to Acquiror’s calculation of the Working Capital Adjustment on behalf of the Target Stockholders. For purposes of determining the Working Capital Adjustment, the Stockholder Representative and/or its representatives may examine the invoices and other underlying documents and information supporting any line items of the Final Closing Balance Sheet; provided, however, that such examination shall not include any working papers of Acquiror’s auditors or legal counsel, shall be restricted to the scope specified above and solely for the purpose of confirming that the Calculation Notice and supporting information, including the Final Closing Balance Sheet, fairly represents the Working Capital Adjustment.

(v) If the Stockholder Representative delivers a Notice of Disagreement in accordance with Section 2.6(k)(v), Acquiror and the Stockholder Representative shall, during the 30 days following such delivery, use diligent good faith efforts to reach a written agreement on the disputed items or amounts in order to determine the Working Capital Adjustment. If they are unable to resolve the dispute during such 30-day period, then the dispute shall be submitted to an independent United States accounting firm (which need not be one of the “big four” accounting firms, but shall not be Ernst & Young LLP or the Acquiror’s then-current auditing firm if different) mutually agreeable to Acquiror and the Stockholder Representative, which firm shall select one of its partners (the “Working Capital Adjustment Arbitrator”) to promptly review this Agreement, the Final Closing Balance Sheet in accordance with Section 2.6(k)(ii) and the disputed items or amounts for the purpose of making the Working Capital Adjustment calculation, which amount shall be within the bounds of the amounts asserted by Acquiror in the Calculation Notice and by the Stockholder Representative in the Notice of Disagreement (for the purpose of clarity, the Working Capital Adjustment Arbitrator shall not be bound when determining the Working Capital Adjustment calculation by any Closing determination of Estimated Adjusted Closing Working Capital). Acquiror and the Stockholder Representative shall enter into any engagement letter reasonably required by the Working Capital Adjustment Arbitrator to perform its, his or her services hereunder. Acquiror and the Surviving Corporation shall make available to the Working Capital Adjustment Arbitrator during the Surviving Corporation’s normal business hours and on terms that are mutually agreed upon by Acquiror and the Working Capital Adjustment Arbitrator, solely for purposes of determining the Working Capital Adjustment, underlying documents supporting any line items of the Final Closing Balance Sheet. A judgment of the determination made by the Working Capital Adjustment Arbitrator pursuant to this paragraph may be entered into and enforced by any court having jurisdiction thereover. The Working Capital Adjustment Arbitrator shall deliver to the Stockholder Representative and Acquiror, as promptly as practicable, a written report setting forth such calculation and the Final Closing Balance Sheet and Working Capital Adjustment shall be revised accordingly. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be shared by the Target Stockholders (by appropriate withdrawal from the Escrow Amount) and Acquiror on a pro rata basis based on: (i) the difference between the Working Capital Adjustment determined by the Working Capital Adjustment Arbitrator and the applicable party’s calculation of the Working Capital Adjustment as reflected in the Calculation Notice or the Notice of Disagreement, as applicable, (ii) divided by the difference between the calculation of the Working Capital Adjustment as reflected in the Calculation Notice and the Notice of Disagreement.

(l) Escrow. The setting aside of the Escrow Amount on behalf of a Target Stockholder shall be deemed to be in satisfaction of the respective liquidation preference and participation rights described above and set forth in the Target Certificate of Incorporation, such that any claims made against the Escrow Amount that reduce the amount actually received by a Target Stockholder shall not give rise to any claim by a Target Stockholder for adjustment to such stockholder’s portion of the Net Merger Consideration hereunder.

2.7 Payment of Debt. At the Closing, Acquiror shall pay or cause the Surviving Corporation to pay the Debt amounts set forth on Schedule 2.7 hereto to the respective parties set forth thereon in satisfaction of all Debt amounts outstanding at the Closing (collectively, the “Target Debt Payments”).

2.8 Payment of Target Change of Control Bonuses. At the Closing, Acquiror shall pay or cause the Surviving Corporation to pay the amounts set forth on Schedule 2.8 hereto (the “Target Change of Control Bonus Schedule”) to Administaff Companies II, L.P. (“Administaff”) on behalf of the respective parties identified on Schedule 2.8 in satisfaction of all amounts payable by Target to any director, officer, employee or independent contractor of Target as a result of the Merger and transactions contemplated by this Agreement under the Target Acquisition Bonus Plan (collectively such payments, together with all withholding, deductions and Taxes (including employer Taxes) associated with such payments payable by Acquiror or the Surviving Corporation in connection therewith, the “Target Change of Control Bonus Payments”). For the purposes of clarity, all employer Taxes, withholding amounts, or similar costs of Target (including as the Surviving Corporation) associated with the payment of any consideration pursuant to the Target Acquisition Bonus Plan, shall be included as liabilities in calculating the Actual Adjusted Closing Working Capital.

2.9 Surrender of Certificates; Delivery of Merger Consideration.

(a) Exchange Procedures. Promptly after the Effective Time, Acquiror and the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (a “Certificate” and collectively, the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive the Net Merger Consideration pursuant to Section 2.6, (i) letters of transmittal substantially in the forms attached hereto as Exhibit K with respect to Target Preferred Stockholders and Exhibit K-1 with respect to Target Common Stockholders, (ii) such other customary documents as may be required pursuant to such letter of transmittal and (iii) instructions for use in effecting the surrender of Certificates in exchange for Net Merger Consideration (collectively, the “Transmittal Documents”). Upon surrender of a Certificate for cancellation to the Surviving Corporation or such other agent or agents as may be appointed by Acquiror, together with such Transmittal Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the holder’s portion of the Net Merger Consideration with respect to the shares of Target Capital Stock represented by such Certificate as determined pursuant to Section 2.6 and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, to evidence the right to receive the portion of the Net Merger Consideration which shall be issued for such shares of Target Capital Stock.

(b) Delivery of Merger Consideration. All Net Merger Consideration delivered in cash shall be sent by Acquiror via wire or check, pursuant to the instructions set forth for such Target Stockholder on the Target Capitalization Spreadsheet or in the applicable Target Stockholder’s letter of transmittal. All Net Merger Consideration delivered in Notes shall be sent by Acquiror or Acquiror’s transfer agent or other designee via personal delivery, overnight courier or United States mail to the Target Stockholder at the address set forth for such Target Stockholder on the Target Capitalization Spreadsheet (or, at Acquiror’s discretion, such other address as such Target Stockholder has delivered to Acquiror in writing). Any Dissenting Stockholders that lose their status as such following the Effective Time and become converted into the right to receive the Net Merger Consideration shall be sent such applicable Net Merger Consideration within 30 days following such Dissenting Stockholder’s delivery of the applicable Certificate and Transmittal Documents.

(c) Unclaimed Payments. To the extent there exist any amounts of Net Merger Consideration not exchanged for Target Capital Stock within 24 months after the Effective Date pursuant to this Section 2.9, any former Target Stockholders who theretofore have not complied with this Section 2.9 shall be entitled to look to Acquiror (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Net Merger Consideration that may be payable upon due surrender of the Certificates held by them. Neither Acquiror nor the Surviving Corporation nor Stockholder Representative shall be liable to any Target Stockholder or other Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10 No Further Transfers. There shall be no further registration on the records of the Surviving Corporation of transfers of shares of Target Capital Stock outstanding at the Effective Time on or after the Effective Date.

2.11 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall only be obligated to deliver the Net Merger Consideration with respect to the Target Common Stock represented by such lost, stolen or destroyed Certificate upon delivery of (a) an affidavit by such Target Stockholder regarding such lost, stolen or destroyed Certificate and (b) an agreement by such Target Stockholder to indemnify Acquiror and the Surviving Corporation with respect to any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.12 Tax Consequences. Each party has consulted with its own tax advisors with respect to the tax consequences of the Merger.

2.13 Withholding Rights. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Acquiror.

2.14 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub, and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of the Surviving Corporation and Acquiror are fully authorized (in the name of Target, Merger Sub or otherwise) to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article ARTICLE III are true and correct, except as set forth in the Target Disclosure Schedule attached hereto as Exhibit E-1 (the “Target Disclosure Schedule”). The Target Disclosure Schedule is arranged in paragraphs corresponding to the numbered sections (or subsections) contained in this Agreement, and the disclosure in any paragraph shall qualify only the corresponding section (or subsection) in this Agreement and any other section (or subsection) of this Agreement to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other sections.

3.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under Delaware Law and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted. Section 3.1 of the Target Disclosure Schedule lists each jurisdiction in which Target is qualified to do business and in good standing. Target is duly qualified to do business and in good standing in each jurisdiction where the failure to be so qualified constitutes or would reasonably be expected to result in a Material Adverse Effect on Target (a “Target Material Adverse Effect”). Target has furnished to Acquiror true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date and currently in effect. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Capital Structure. The authorized capital stock of Target consists of 72,400,000 shares of Target Common Stock, of which there are issued and outstanding 6,630,645 shares, and 52,400,000 shares of Target Preferred Stock. Of the Target Preferred Stock, (i) 10,291,666 shares are designated as Target Series A Preferred Stock, 10,000,000 of which are issued and outstanding, (ii) 4,464,285 shares are designated as Target Series B-1 Preferred Stock, 4,464,258 of which are issued and outstanding and (iii) 37,644,049 shares are designated as Target Series B-2 Preferred Stock, 24,017,741 of which there are issued and outstanding. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or Encumbrances other than any liens or Encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. 13,600,000 shares of Target Common Stock are reserved for issuance under the Target Incentive Plan, of which options to purchase 3,643,145 shares have been exercised, 7,275,929 shares are subject to outstanding options and 2,680,926 shares are reserved for future option grants. Target has delivered to Acquiror true and complete copies of each form of agreement or stock option plan evidencing each option to purchase Target Capital Stock. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as described above in this Section 3.2, there are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (a) to which Target is a party, and (b) to Target’s knowledge, between or among any of Target’s stockholders. All shares of outstanding Target Common Stock and Target Preferred Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws. As of the Effective Date, all of the shares of Target Capital Stock are held of record and owned beneficially by the persons and in the amounts as are set forth in the Target Capitalization Spreadsheet.

3.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of the Target in accordance with Delaware Law and the Target Organizational Documents, which will be sought after execution of this Agreement). The execution and delivery by Target of this Agreement and each of the other agreements set forth in Section 7.2 to which Target is a party and the consummation by Target of the transactions contemplated hereby and thereby, have been duly authorized by the necessary corporate action on the part of Target. The Board of Directors of Target has unanimously (a) approved this Agreement, the Merger and each of the other agreements set forth in

Section 7.2 to which Target is a party and the other transactions contemplated hereby and thereby, with no directors voting against, (b) determined that in its judgment this Agreement is advisable and in the best interests of the Target Stockholders and (c) recommended that the Target Stockholders adopt and approve this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and constitutes or will constitute, as the case may be, a valid and binding obligation of Target enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally now or hereafter in effect and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under (a) Target’s Organizational Documents, (b) any Material Contract, or (c) any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to Target or its properties or assets. To Target’s knowledge, no consent, approval, Order or Authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) for such Authorizations needed to consummate the Merger and the other transactions contemplated hereby, the failure of which to obtain would not individually or in the aggregate have or would reasonably be expected to have, a Target Material Adverse Effect.

3.4 Financial Statements. Included as an attachment to Section 3.4 of the Target Disclosure Schedule are Target’s audited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the fiscal years ended, December 31, 2006 and 2007, and monthly unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the five-month period ended, May 31, 2008 (collectively, the “Target Financial Statements”). The balance sheet dated May 31, 2008 (the “Target Balance Sheet Date”) included in the Target Financial Statements is referred to herein as the “Target Balance Sheet.” The Target Financial Statements complied as to form in all material respects with applicable accounting requirements as of their respective dates, and were prepared in all material respects in accordance with GAAP (except that the financial statements do not have notes thereto and are subject to normal year-end audit adjustments which will not be material individually or in the aggregate) applied on a consistent basis throughout the periods indicated and with each other. The Target Financial Statements fairly present in all material respects the financial condition and operating results of Target as of the dates, and during the periods indicated therein (subject to normal year-end audit adjustments which will not be material individually or in the aggregate). Target maintains a standard system of accounting established and administered in accordance with GAAP. To Target’s knowledge, there are no significant deficiencies or material weaknesses in Target’s internal controls over financial reporting.

3.5 Absence of Certain Changes. Since the Target Balance Sheet Date, Target has conducted its business in the ordinary course consistent with past practice, and there has not occurred:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Target Material Adverse Effect;

(b) any acquisition, exclusive license, sale or transfer of any material asset of Target (including any transfers of Target IP Assets (as defined in Section 3.11(a)(vii))), other than in the ordinary course of business;

(c) any change in accounting methods or practices (including any change in revenue recognition or depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets;

(d) any declaration, setting aside, or payment of a dividend or other distribution with respect to Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any Target Capital Stock;

(e) any stock split, reverse stock split (including any dividend or distribution of securities convertible into Target Capital Stock), reorganization, recapitalization or other like change with respect to Target Capital Stock;

(f) any Material Contract entered into by Target;

(g) any amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound;

(h) any amendment or change to the Certificate of Incorporation or Bylaws of Target or any proposal by Target’s Board of Directors or Target’s stockholders relating thereto;

(i) any increase in or modification of the compensation (including equity incentives) or benefits payable or to become payable by Target to any of its directors, employees, or Independent Contractors (as defined herein);

(j) any payment to any Target Stockholder, officer, director or employee other than for salary or reimbursement of expenses in the ordinary course of business; or

(k) any negotiation or agreement by Target to do any of the things described in this Section 3.5.

3.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements under GAAP) other than (a) those set forth in the Target Balance Sheet, (b) those incurred in the ordinary course of business since the Target Balance Sheet Date, and which, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Target Material Adverse Effect, (c) those described in Section 3.27 of the Target Disclosure Schedule and (d) its obligations under this Agreement.

3.7 Litigation. There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened, against Target or any of its properties or, to the knowledge of Target, any of its current or former officers, directors, employees or consultants with respect to their activities on behalf of Target, nor, to the knowledge of Target, is there any reasonable basis therefor. There is no outstanding judgment, decree or Order against Target or, to the knowledge of Target, any of its current or former officers, directors, employees or consultants with respect to their activities on behalf of Target. There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Target has pending or threatened against other parties or, to the knowledge of Target, any reasonable basis therefor. There is no dispute between Target and any Person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that would reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Target.

3.8 Restrictions on Business Activities. There is no non-competition or similar restrictive covenant agreement, judgment, injunction, Order or decree binding upon Target, or, to Target’s knowledge, any Target Stockholder or Target employee, officer or director that has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or proposed to be conducted by Target, whether before or after the Merger.

3.9 Governmental Authorization. Target has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other Authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties or (b) that is required for the operation of Target’s business or the holding of any such interest ((a) and (b) herein collectively referred to as “Target Authorizations”), and all of such Target Authorizations are in full force and effect.

3.10 Title to Property. Target has good and marketable title to all of its tangible properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet (and not shown therein as leased) or acquired after the Target Balance Sheet Date, and valid leasehold interests in all leased tangible properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances (collectively, “Encumbrances”) of any kind or character, except for (a) Encumbrances for current Taxes not yet due and payable, Taxes not yet delinquent or Taxes that are being contested in good faith by any appropriate proceedings for which adequate reserves have been established in the Target Balance Sheet, (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (c) Encumbrances securing debt which is reflected on the Target Balance Sheet, (d) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements, (e) statutory or common law Encumbrances in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Encumbrances, (f) Encumbrances imposed on the underlying fee interest of a landlord or owner in leased property, and (g) liens in favor of customs and revenue authorities arising as a matter of legal requirements to secure payments of customs duties in connection with the importation of goods (each of the Encumbrances set forth in (a)—(g), a “Permitted Encumbrance”). The plant, property and equipment of Target that are used in the operations of its business, taken as a whole, are in good operating condition and repair, reasonable wear and tear excepted. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Target does not own any fee interest in any real property. Section 3.10 of the Target Disclosure Schedule identifies each parcel of real property leased by Target. Target has not received any written notice from any Governmental Entity with respect to (and Target has no knowledge of) any violation of any law, regulation or code, including any building code, with respect to Target’s property interests. Target has not received any written notice from any Governmental Entity of (and Target has no knowledge of) any eminent domain proceedings for the condemnation of its property that are threatened or currently pending.

3.11 Intellectual Property.

(a) Definitions.

(i) “Contributors” means any and all current or former consultants, contractors, employees or other individuals that have contributed to the creation or development of any or all of the Target IP Assets.

(ii) “Copyrights” means any original work of authorship, published or unpublished, and any United States or foreign copyright, and any registration thereof and applications therefor, including any renewals or extensions thereof and any right corresponding thereto in both published and unpublished works throughout the world, that is owned by, used by or licensed by Target in connection with the conduct of its respective business of any nature whatsoever.

(iii) “Intellectual Property Agreements” means agreements or arrangements relating in any way, whether wholly or partly, to the Target IP Rights or Target IP Assets and to which Target is a party or which binds Target on the Effective Date.

(iv) “Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now in force and effect, whether worldwide or in individual countries or regions.

(v) “Patents” shall mean issued patents or patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(vi) “Software Licenses” shall mean any agreement or license under which Target is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) in conjunction with or as part of the business of Target. None of the Target IP Assets or products of Target use, embed or incorporate any computer software or programs which are subject to any “open source,” “copyleft,” or similar types of license terms (including any GNU General Public License, Lesser General Public License, Mozilla license, Berkley Software Distribution License, Open Source Initiative license, MIT, Apache, Public Domain license and the like) and none of the Target’s products are subject to any such license in whole or in part.

(vii) “Target IP Assets” means any and all inventions (whether patentable or not), invention disclosures, works of authorship (including but not limited to Software), industrial designs, improvements, trade secrets, confidential information, databases, data collections and compilations, proprietary information, know how, process technology, plans, drawings, blueprints, technical data, customer lists, customer databases, software (in source and object code form), as well as all documentation relating to any of the foregoing, and trademarks, service marks, domain names, and logos developed and owned by Target or used by Target in the conduct of its business or otherwise.

(viii) “Target IP Rights” means any and all Intellectual Property Rights existing in, accruing from, arising out of, or relating to the Target IP Assets.

(ix) “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks which are used, have been used, or may be used in conjunction with the business of Target

(b) Target IP Rights and Target IP Assets.

(i) Section 3.11(b)(i) of the Target Disclosure Schedule sets forth a true and accurate list of all Patents included in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by Target to one or more third parties, and (4) a subsisting patent or pending patent application exists and is held by Target. Target has sole and complete ownership all such Patents or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all such Patents.

(ii) Section 3.11(b)(ii) of the Target Disclosure Schedule sets forth a true and accurate list of all Trademarks included in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by Target to one or more third parties, and (4) a subsisting registration or pending application for registration exists and is held by Target. Target owns all such Trademarks or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all such Trademarks.

(iii) Section 3.11(b)(iii) of the Target Disclosure Schedule sets forth a true and accurate list of all registered Copyrights and applications therefor in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by Target to one or more third parties, and (4) a subsisting registration or pending application for registration exists and is held by Target. Target owns all such registered Copyrights and applications therefor or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all such registered Copyrights and applications therefor.

(iv) Section 3.11(b)(iv) of the Target Disclosure Schedule sets forth a true and accurate list of all Software Licenses, except for shrink-wrap Software Licenses for commercially available off-the-shelf software. All Software Licenses are in full force and effect. Target is in compliance with, and has not breached any term of any Software Licenses. Following the Effective Date, the Surviving Corporation and Acquiror will be permitted to exercise all rights under any Software Licenses to the same extent that Target would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Target would otherwise be required to pay.

(v) Section 3.11(b)(v) of the Target Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements. All Intellectual Property Agreements are in full force and effect. Target is in compliance with, and has not breached any term of any of any Intellectual Property Agreement and, to the knowledge of the Target, all other parties to the Intellectual Property Agreements are in compliance in all respects with, and have not breached any term of, such Intellectual Property Agreements. Following the Effective Date, the Surviving Corporation and Acquiror will be permitted to exercise all rights under all Intellectual Property Agreements to the same extent that Target would have been able to had transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that Target would otherwise be required to pay.

(vi) To the knowledge of Target, Target is either the sole owner, free of any Encumbrance, of all Target IP Rights and Target IP Assets, or has a license or other right to use thereto pursuant to an Intellectual Property Agreement or otherwise has a legal right to use (a) used or currently proposed to be used in the business of the Target and/or (b) sufficient for the conduct of the Target’s business as currently conducted and as proposed to be conducted.

(vii) Target has the exclusive right to file, prosecute, and maintain any applications and registrations for the Target IP Rights (and, as applicable, the Target IP Assets) that are indicated as wholly owned by the Target pursuant to Section 3.11(b) of the Target Disclosure Schedule. Target is not subject to any agreement that restricts the use, transfer, delivery or licensing by Target of such wholly owned Target IP Rights or Target IP Assets and has not covenanted or agreed to forbear asserting any such Target IP Rights. Except as indicated in Section 3.11(b)(vii) of the Target Disclosure for each Target IP Rights or Target IP Assets licensed from third parties, the Target holds a valid, fully paid, and non-royalty bearing license from such third parties. With respect to any Target IP Rights or Target IP Assets licensed from third parties and subject to royalty or other payment obligation as set forth in Section 3.11(b)(vii) of the Target Disclosure Schedule, no royalties or continuing payment obligations are part due. All Target IP Rights or Target IP Assets indicated as wholly owned by the Target pursuant to Section 3.11(b) of the Target Disclosure Schedule were developed using the private funds of Target. No government funding; facilities of a university, college, other educational institution or research center; or funding from any third party (other than funds received in consideration for Target Common Stock) was used in the development of the wholly owned Target IP Rights or Target IP Assets.

(viii) All granted patents and registered trademarks or copyrights in the Target IP Rights are subsisting and in full force. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target has taken all reasonable and necessary steps (based on standard industry practice and in accordance with all applicable rules, regulations and laws) to diligently prosecute all applications listed in Section 3.11(b) of the Target Disclosure Schedule as pending and all such pending applications are in good standing. None of the Target IP Rights are involved in any interference, reissue, re-examination or opposition proceeding, and there has been no written notice received by Target that any such proceeding will hereafter be commenced. No Target IP Rights are subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation of any governmental authority restricting in any manner the use, transfer or licensing thereof by the Target, or that may affect the validity, use or enforceability of such Target IP Rights. All application and renewal fees, costs, charges and Taxes required for the maintenance of the Target IP Rights have been duly paid on time.

(ix) Target has used commercially reasonable efforts to protect the Target IP Rights against dilution, infringement and misappropriation, or any of them, by third parties and to preserve the Target’s rights therein. Without limiting the generality of the foregoing, Target has secured valid, written assignments from all Contributors of their rights to any and all contributions made by such Contributors to the Target IP Assets, which contributions and all Intellectual Property Rights related thereto the Target did not fully own by operation of law prior to such assignment. No past or present Contributor retains any interest or right in relation to any part of the Target IP Rights and there are no royalties, fees or other payments payable to any Contributor under any written or oral Contract or understanding by reason of the ownership, use, sale or disposition of any Target IP Rights. No Contributor has performed services for any government, university, college or other educational institution or research center during a period of time during which such Contributor was also performing services for the Target.

(x) To the knowledge of Target, none of the Target IP Rights have been or are currently being infringed by any third parties and Target knows of no threat to do so.

(xi) Target has received no demand, claim, notice, or inquiry from any third party in respect of the Target IP Rights that challenges or threatens to challenge the validity of the IP Target Rights or the rights of the Target in or to the Target IP Rights, and Target knows of no basis for any such challenge.

(xii) Except as set forth in Section 3.11(b) of the Target Disclosure Schedule, Target has not granted to any third party any exclusive licenses or rights to any Target IP Rights or to any Target products.

(xiii) Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target IP Rights or Target IP Assets, or which may affect the validity, use or enforceability of such any Target IP Rights or Target IP Assets.

(c) Third-Party Intellectual Property Rights.

(i) To the knowledge of Target, the operation of the business of Target as such business currently is conducted and proposed to be conducted as of the date hereof (including, but not limited to, employing, licensing or otherwise exploiting the Target IP Assets) has not and does not (1) infringe or misappropriate any Intellectual Property Rights of a third party or (2) constitute unfair competition or trade practices under the laws of any applicable jurisdiction.

(ii) Target has received no demand, claim, notice, or inquiry from any third person with respect to the operation of the business of the Target (including, but not limited to, employing, licensing or otherwise exploiting the Target IP Assets) alleging or alluding to any basis to claim (1) infringement, dilution, or other actionable harm to any third-party Intellectual Property Rights or (2) such operation constitutes unfair competition or trade practices under the laws of any applicable jurisdiction, and Target knows of no basis for any such allegation.

(iii) Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror.

(d) Confidentiality.

(i) With respect to any Target IP Asset that Target maintains or should reasonably maintain is confidential, Target has fully satisfied any obligation, however arising it may have had or has at the Effective Date to treat such Target IP Asset confidentially.

(ii) With respect to any Target IP Asset that Target maintains or should reasonably maintain is confidential, Target has taken all actions reasonably necessary to protect and maintain the confidentiality of all Target IP Assets, including, without limitation, entering into agreements requiring confidential treatment by any third parties to whom any such Target IP Asset is disclosed.

3.12 Environmental Matters.

(a) Definitions.

(i) “Environmental and Safety Laws” shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the health and safety of employees, workers or other persons, including the public.

(ii) “Facilities” shall mean all buildings and improvements on the Property of Target.

(iii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including such substances, materials, wastes, pollutants and contaminants defined in or regulated under any Environmental and Safety Laws.

(iv) “Property” shall mean all real property leased, owned or otherwise controlled by Target either currently or in the past.

(b) (i) To Target’s knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials have been used, handled and disposed of in material compliance with all Environmental and Safety Laws; (iii) Target has not received notice (oral or written) of any noncompliance of the Facilities, the Property or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending, or, to the knowledge of Target, threatened against Target relating to a violation of any Environmental and Safety Laws; (v) Target has not received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statute or any similar foreign law or regulation, arising out of events occurring prior to the Effective Time; (vi) to the knowledge of Target, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to the knowledge of Target, there have not been in the past, and are not now, any underground tanks at, on or under the Property including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to the knowledge of Target, there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on the Property or Facilities; (ix) to the knowledge of Target, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target’s activities therein have complied in material respects with all Environmental and Safety Laws; (xi) Target has all the material permits and licenses required to be issued for its operations, as currently conducted, and is in material compliance with the terms and conditions of those permits; and (xii) all written environmental assessments and audits known to Target and pertaining to current or past leased or owned Properties, Facilities or activities of Target have been provided to Acquiror.

3.13 Taxes.

(a) All Tax Returns relating to any and all Taxes payable by Target or its operations for the periods ending on or before the Closing Date have been, or will be prepared and timely filed with the appropriate Governmental Entity. Such Tax Returns are, or will be in the case of Tax Returns not yet due but due before the Closing Date, true and correct in all material respects and have been, or will be in the case of Tax Returns not yet due but due before the Closing Date, completed in accordance with applicable Law;

(b) Target, as of the Effective Time, (i) will have paid all Taxes required to have been paid as of the Effective Time and (ii) will have withheld and paid over to the proper Governmental Entity, all Taxes required to be withheld and paid over under all applicable Laws except where any failure to withhold would not give rise to a Target Material Adverse Effect;

(c) There is no Tax deficiency outstanding or assessed in writing or, to Target’s knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target executed any currently effective agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(d) Target has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between financial accounting income and Tax income), whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target or its assets or operations;

(e) Target is not a party to any tax-sharing agreement or similar arrangement with any other party and has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(f) Target’s Tax Returns are not currently being audited by a taxing authority, nor, to the knowledge of Target, is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;

(g) Target has never been a member of an “affiliated group” within the meaning of Section 1504 of the Code, and Target does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise;

(h) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance in all material respects with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or Order of any Governmental Entity and the consummation of the Merger and the other transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or Order;

(i) Target has made available to Acquiror copies of all Tax Returns filed for all periods since Target’s inception;

(j) Target has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(k) Target has not engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l) No written claim has ever been made by a Governmental Entity in a jurisdiction where Target does not file Tax Returns that Target is, or may be, subject to taxation by that jurisdiction;

(m) Target has not distributed capital stock of another Person, nor has Target had its capital stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(n) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; and

(o) Target does not own shares of any controlled foreign corporation (as defined in Section 957 of the Code) or any shares of any passive foreign investment company (as defined in Section 1297 of the Code). Target does not own any interest in any entity that is characterized as a partnership for U.S. federal income Tax purposes.

3.14 Employee Benefit Plans.

(a) Target has entered into a Client Services Agreement with Administaff (the “Administaff Agreement”) under which Administaff and Target are co-employers of the individuals performing services for Target. Target has provided Acquiror with a true and complete copy of the Administaff Agreement. Pursuant to the Administaff Agreement, Administaff is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the individuals performing services for Target. Target has complied in all material respects with its responsibilities under the Administaff Agreement. Section 3.14(a) of the Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (each, an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, including benefits relating to company vehicles and clubs and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of at least $2,000 remain for the benefit of, or relating to, any present or former employee, Independent Contractor or director of Target, in each case, other than those plans, programs or arrangements provided to employees by Administaff (together, the “Target Employee Plans”), and each loan to any employee, officer or director.

(b) Target has made available to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code either has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also made available to Acquiror the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

(c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA or other applicable law; (ii) to the knowledge of Target there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan; (iii) each Target Employee Plan materially complies in form and operation with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980F of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan will have been made on or before their due dates (or if not due by the Effective Time, accrued in accordance with GAAP for all services on or prior to the Effective Time); (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than administrative expenses incurred in a termination event or benefits otherwise due under the terms of such Target Employee Plan). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Neither Target nor any ERISA Affiliate has within the last three (3) years maintained, established, sponsored, participated in or contributed to any self-insured medical plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or Contract applies).

(d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e) Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to that Target Employee Plan for the most recent fiscal year included in the Target Financial Statements.

(g) Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Target nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) Except as set forth in Section 3.14(i) of the Target Disclosure Schedule, there is no agreement, Contract or arrangement to which Target is a party that may result in the payment, whether in cash, property rights or otherwise, by Target, Acquiror or any Subsidiary of Acquiror of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j) Each Target Employee Plan has been operated in good faith compliance with the requirements of Section 409A of the Code (including all applicable guidance thereunder).

3.15 Employees and Independent Contractors. Section 3.15 of the Target Disclosure Schedule contains, as of the date hereof, a true, complete and correct list of (a) all persons employed by Target or assigned to Target by Administaff (with Target and Administaff being the co-employers of such persons), and (b) all independent contractors (defined as any individual who performs services for Target who is not a common law employee for purposes of, among other things, direction and control, statutory withholdings and/or employment benefits or an employer-employee relationship), including consultants (“Independent Contractors”), of Target. Target has made available to Acquiror information with respect to each such person’s position and the total non-equity compensation, including Contract fee, base salary or wages, bonus, commissions, and all other available forms of non-equity compensation, payable to each such person, including all sales commission arrangements, programs and rates. All employees of Target are employed on an “at-will” basis. Section 3.15 of the Target Disclosure Schedule lists all written or oral employment agreements, offer letters, Independent Contractor agreements, consulting agreements or termination or severance agreements to which Target is or has been a party (including expired or terminated agreements which shall be noted on Section 3.15 of the Target Disclosure Schedule as expired or terminated). Target has provided true, correct and complete copies of all such agreements and letters to Acquiror. This Agreement and the transactions contemplated hereby do not and will not violate any such employment agreement, offer letter, Independent Contractor agreement, consulting agreement or termination or severance agreement. Target is in material compliance with all currently applicable federal, state and local laws and regulations respecting non-discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health employment practices, and has not engaged in any unfair labor practice. All individuals performing services for Target as Independent Contractors are, and at all times were, properly classified as Independent Contractors pursuant to all applicable Laws, including, but not limited to, I.R.S. Revenue Ruling 87-41, 1987-1 C.B. 296. There are no pending claims against Target under any workers’ compensation plan or policy or for long-term disability insurance claims. There are no claims or controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or Independent Contractors, which claims or controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, nor, to the knowledge of Target, is there any basis for any of the foregoing. Target is not a party to any collective bargaining agreement or other labor union Contract nor does Target have knowledge of any activities or proceedings of any labor union or to organize any such employees. To the knowledge of Target, no employees or Independent Contractors of Target are in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant with a former employer or customer relating to the right of any such employee or Independent Contractor to be employed by or provide services to Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of such former employer or customer or would be in violation of any such Contract, agreement or covenant by virtue of the Merger or any employment by Acquiror. No current employees or Independent Contractors of Target have given notice to Target, nor does Target have knowledge that any such employee or Independent Contractor intends to terminate his or her employment or service with Target in the reasonably foreseeable future. As of the date hereof, Target has not, and to the knowledge of Target, no other person has, (i) other than Stephane Godevais and as contemplated by Section 5.6(c) with respect to the Retention Agreements, entered into any agreement, Contract or instrument that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or Independent Contractor of Target, or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Independent Contractor of Target any terms or conditions of employment with Acquiror following the Effective Time.

3.16 Certain Agreements Affected by the Merger. Other than the Target Change of Control Bonus Payments and the acceleration of vesting of Target Options, neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby (independently or in connection with future events such as termination of employment or otherwise) will (a) result in any payment (including severance, golden parachute, bonus or other similar payment) becoming due to any director, officer, employee or Independent Contractor of Target, (b) increase any benefits otherwise payable by Target or (c) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Code Section 411(d)(3).

3.17 Interested Party Transactions. No employee, officer or director of Target, or to the knowledge of Target, any member of his or her immediate family, is indebted to Target. Target is not indebted (or committed to make loans or extend or guarantee credit) to any Target employee, officer or director or, to the knowledge of Target, any member of his or her immediate family (other than with respect payment of compensation and to reimbursement of ordinary expenses incurred in such person’s capacity as an employee, officer or director of Target). No employee, officer or director or, to the knowledge of Target, any member of his or her immediate family, has a direct or indirect ownership interest in any firm or corporation with which Target is affiliated (other than Acquiror following the Merger) or, other than Acquiror, with which Target has a business relationship, except to the extent that employees, officers, or directors of Target and members of their immediate families own less than 5% of the stock in any publicly traded company. Other than with respect to the transactions contemplated by this Agreement, no employee, officer or director and no member of the immediate family of any employee, officer or director of Target is directly or indirectly interested in any Material Contract.

3.18 Insurance. Section 3.18 of the Target Disclosure Schedule lists all policies of insurance and bonds, and the respective amounts of such policies and bonds, carried by Target. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or premium increase (other than increases consistent with general industry trends) with respect to, any of such policies. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target.

3.19 Compliance with Laws. Target has materially complied with, is not in material violation of, and has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business; provided, however, that no representation is made in this Section 3.19 as to (i) matters relating to Environmental and Safety Laws (it being understood that all representations relating to Environmental and Safety Laws are set forth in Section 3.12 of this Agreement), (ii) matters relating to Taxes (it being understood that all representations relating to Taxes are set forth in Section 3.13 of this Agreement), and (iii) matters relating to Target Employee Plans (it being understood that all representations relating to Target Employee Plans are set forth in Section 3.14 of this Agreement).

3.20 Brokers’ and Finders’ Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ or financial advisory fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.21 Suppliers; Customers. No current supplier (which shall include any manufacturer, foundry or assembler) or customer of Target has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has decreased materially its services or supplies to Target in the case of any such supplier, or its purchases of the services or products of Target in the case of such customer, and to the knowledge of Target, no such supplier or customer intends to do any of the foregoing. Target has not received written or oral notice, and Target has no reason to believe, that Target will experience any material difficulty in obtaining, in the desired quantity and quality, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. Target has not engaged in any fraudulent conduct with respect to, any customer or supplier of Target. Unless pursuant to Target’s standard contractual terms, a copy of which has been provided to Acquiror, no customer or distributor has any right of return, price protection rights or stock rotation rights.

3.22 Material Contracts. Section 3.22 of the Target Disclosure Schedule sets forth a list of all Material Contracts currently in effect of any nature, whether written or oral, to which Target is a party or by which Target is bound (“Material Contracts”). The term Material Contracts includes:

(a) each agreement which (i) requires future expenditures by Target in excess of $50,000 per year or which would result in payments to Target in excess of $50,000 per year or (ii) does not expire, or which may be extended without amendment so as not to expire, before one year from the date of this Agreement;

(b) each agreement with any stockholder, officer or director of Target, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act);

(c) any agreement providing for Target indebtedness that would be required to be disclosed in Section 3.27 of the Target Disclosure Schedule;

(d) any agreement with respect to a Lien;

(e) any lease or other agreement relating to real property;

(f) any agreement between Target and a third party relating to Target IP Rights or Target IP Assets (including Intellectual Property Agreements), other than non-exclusive mass market licenses generally available from unaffiliated third parties and agreements involving the sale of the Target’s products in the ordinary course of business;

(g) any development and/or joint development agreements, and all agreements with governmental entities or other third parties pursuant to which Target has obtained funding for research and development activities;

(h) any agreement limiting the freedom of Target to engage in any line of business or to compete with any other Person;

(i) any distributor, sales representative, reseller, agency or manufacturer’s representative Contract;

(j) any Contract that expires or may be renewed at the option of any Person other than Target so as to expire more than one year after the date of this Agreement;

(k) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other Person or entity, all or part of the Target IP Assets;

(l) any agreement to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or other violation, and any agreement warranting the lack thereof other than Target’s customer and end-user sales and/or license agreements entered into in the ordinary course of business; and

(m) any other agreement material to Target’s business, whether or not made in the ordinary course of Target’s business and not included in any foregoing paragraph of this Section 3.22.

3.23 No Breach of Material Contracts. All Material Contracts are in written form, except any oral Material Contracts for which true and complete summaries have been set forth in Section 3.22 of the Target Disclosure Schedule. Target has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default (or alleged to be in default) under, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or, to the knowledge of Target, with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (a) become a default or event of default under or breach or violation of any Material Contract, or (b) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party) under any Material Contract.

3.24 Third-Party Consents. Section 3.24 of the Target Disclosure Schedule lists those agreements, leases, licenses and Contracts that require a novation or consent, as the case may be, in connection with the Merger.

3.25 Minute Books. The minute books of Target delivered or made available to Acquiror contain a complete and accurate summary in all material respects of all resolutions adopted and all other material actions taken at all meetings of directors and stockholders and all actions by written consent since the time of incorporation of Target.

3.26 Complete Copies of Materials. Target has delivered or made available to Acquiror true and complete copies of each Material Contract. Target has delivered or made available to Acquiror all documents and other information which have been reasonably requested by Acquiror or its counsel or other representatives.

3.27 Target Indebtedness. Section 3.27 of the Target Disclosure Schedule contains a true, complete and correct list of all of Debt as well as all amounts outstanding under the Letters of Credit. Other than obligations of Target under Debt and Letters of Credit, Target has no (a) obligations for borrowed money or with respect to deposits or advances of any kind, (b) obligations evidenced by bonds, debentures, notes or similar instruments, (c) obligations upon which interest charges are customarily paid, (d) obligations under conditional sale or other title retention agreements relating to property or assets purchased by Target or (e) obligations issued or assumed as the deferred purchase price of property or services. In addition, Section 3.27 of the Target Disclosure Schedule sets forth (a) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by Target, whether or not the obligations secured thereby have been assumed, (b) all Guarantees (as hereinafter defined) by Target, (c) all capital lease obligations of Target, (d) all obligations of Target in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (e) all obligations of Target as an account party in respect of letters of credit and bankers’ acceptances to the extent of any drawdowns thereon (other than under the Letters of Credit). For purposes hereof, “Guarantee” means any obligations, contingent or otherwise, of Target guaranteeing any indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (x) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or to purchase (or to advance or supply funds for the purpose of) any security for the payment of such indebtedness, (y) to purchase property, securities or services for the purpose of assuring the owner of such indebtedness of the payment of such indebtedness or (z) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness.

3.28 Export Control Laws. Target is in material compliance with, and at all times has materially complied with, United States and foreign export control regulations, including but not limited to the United States Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations. To its knowledge, Target has not exported, reexported, or transferred any good, software, or technology to any country subject to a United States trade embargo or to any resident or national of any such country, or to any Person or entity listed on the “Entity List” or “Denied Persons List” maintained by the United States Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of Treasury. To its knowledge, Target has not exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (a) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (b) the design, development, production or use of missiles or in support of missile projects; and (c) the design, development, production, or use of chemical or biological weapons. To its knowledge, Target has complied in all material respects with all government licenses, classification, notification and other Authorization requirements necessary for the export of any of its goods, software, or technology. To its knowledge, Target has complied in all material respects with all license requirements necessary to transfer or release its goods, software or technology to a foreign national within or outside the United States. To its knowledge, Target has timely filed all required post-shipment reports for the exports of its goods, software, or technology. There are no pending or, to the knowledge of Target, threatened claims against Target with respect to such export licenses or other approvals. To its knowledge, there are no actions, conditions or circumstances pertaining to Target’s export transactions that would give rise to any future claims. No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

3.29 Fairness Opinion. Prior to the execution of this Agreement, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) has delivered to the Board of Directors of Target its written opinion (the “Target Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein and in reliance thereon, (i) the Net Merger Consideration to be received by the Target Stockholders in the Merger is, in the aggregate, fair to the Target Stockholders from a financial standpoint, and (ii) the portion of the Net Merger Consideration to be received by the Target Common Stockholders in the Merger is, in the aggregate, fair to the Target Common Stockholders from a financial point of view. The Target Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

3.30 Information Statement. The information supplied by Target in writing for inclusion in the Information Statement and Consent Solicitation to be sent to the Target Stockholders in connection with the Merger (the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Target Stockholders and at the Effective Time, contain any statement which, at such time is materially false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statement made therein, in light of the circumstances under which they are made, not materially misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become materially false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

3.31 Vote Required. The affirmative vote or consent of the holders of (i) a majority of the outstanding voting power of all of the shares of Target Capital Stock (ii) the holders of a majority of the outstanding voting power of the outstanding Target Preferred Stock, voting together as a class, (iii) the holders of at least 60% of the outstanding Target Series B-1 Preferred Stock and Target B-2 Preferred Stock, voting together as a class, and (iv) the holders of a majority of the outstanding voting power of the outstanding shares of Target Series A Preferred Stock, voting separately as a class (collectively, the “Stockholder Approval”), are the only votes or consents of the holders of any class or series of the Target Capital Stock necessary (under applicable Law or the Target’s Organizational Documents or otherwise) to approve and adopt this Agreement, the Merger and the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub, jointly and severally, represent and warrant to Target that the statements contained in this Article IV are true and correct, except as set forth in the Acquiror Disclosure Schedule attached hereto as Exhibit E (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule is arranged in paragraphs corresponding to the numbered sections (or subsections) contained in this Agreement, and the disclosure in any paragraph shall qualify only the corresponding section (or subsection) in this Agreement and any other section (or subsection) of this Agreement to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other sections.

4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted. Section 4.1 of the Acquiror Disclosure Schedule lists each jurisdiction in which Acquiror and its significant subsidiaries is qualified to do business. Acquiror, together with its significant subsidiaries and Merger Sub are duly qualified to do business and in good standing in each jurisdiction where the failure to be so qualified constitutes or would reasonably be expected to result in a Material Adverse Effect on Acquiror (an “Acquiror Material Adverse Effect”). Acquiror and Merger Sub have furnished or made available to Target true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date and currently in effect. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Acquiror and Merger Sub do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation (other than Merger Sub in the case of Acquiror), partnership, joint venture or other business association or entity.

4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (other than the approval of this Agreement by Acquiror as the sole stockholder of the Merger Sub). The Board of Directors of Acquiror has, by resolutions duly adopted at a meeting of Acquiror’s Board of Directors duly called and held and not rescinded or modified in any way, duly approved this Agreement and , the Escrow Agreement, the Security Agreement and the Registration Rights Agreement (the “Transaction Documents”) and the transactions contemplated hereby and thereby. The Board of Directors of Merger Sub has, by resolutions duly adopted at a meeting of Merger Sub’s Board of Directors duly called and held and not rescinded or modified in any way, duly approved this Agreement and the transactions contemplated hereby. The execution and delivery by the Acquiror and the Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the necessary corporate action on the part of Acquiror and/or Merger Sub, as the case may be (other than the approval of this Agreement by Acquiror as the sole stockholder of the Merger Sub). Each of this Agreement and the Transaction Documents has been or will be, as the case may be, duly executed and delivered by Acquiror and/or Merger Sub and constitutes or will constitute, as the case may be, the valid and binding obligations of Acquiror and/or Merger Sub, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally now or hereafter in effect and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3 No Conflicts; Consents. The execution and delivery of this Agreement and the other Transaction Documents do not, or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby and by the Transaction Documents will not, conflict with, or result in any violation of, or breach of or default under (with or without the giving of notice or lapse of time, or both) will not (a) violate the provisions of any Organizational Documents of Acquiror and Merger Sub, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require notice under, result in the creation of any Lien upon any of the properties or assets of, or violate or constitute a default under any material Contract to which Acquiror or Merger Sub is a party, or (c) violate or conflict with any Law, Authorization or Order or any other permit, concession, franchise, license, judgment, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their respective properties or assets, or, to the knowledge of Acquiror and Merger Sub, result in the creation of any Liens upon any of the assets owned or used by Acquiror and Merger Sub, except in each case where such violation or Lien would not reasonably be expected to have an Acquiror Material Adverse Effect or to adversely affect or delay the Merger or the other transactions contemplated by this Agreement or the Transaction Documents. No consent, approval, Order or Authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (v) the filing of the Certificate of Merger with the Delaware Secretary of State; (w) the filing of necessary reports or statements with the Securities and Exchange Commission (“SEC”) under the Securities Act and the Exchange Act; (x) such filings as may be required under applicable state securities laws and the securities laws of any foreign country; (y) such filings as may be required under United States and foreign antitrust laws; and (z) such other consents, Authorizations, filings, approvals and registrations needed to consummate the Merger and the other transactions contemplated hereby, the failure of which to obtain would not individually or in the aggregate have or reasonably expected to have an Acquiror Material Adverse Effect or to adversely affect or delay the Merger or the other transactions contemplated by this Agreement or the Transaction Documents.

4.4 Capitalization of Acquiror. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror common stock, par value $0.001 per share, of which there were issued and outstanding 46,844,867 shares as of June 30, 2008, and 5,000,000 shares of Acquiror preferred stock, par value $0.01 per share, none of which is issued and outstanding. As of June 30, 2008, investment funds affiliated with Austin Ventures beneficially held 36,481,999 shares of Acquiror Stock. All outstanding shares of Acquiror Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or Encumbrances other than any liens or Encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of Acquiror, or any agreement to which Acquiror is a party or by which it is bound. Except for the rights created pursuant to this Agreement and the Notes, there are no other options, warrants, calls, rights, commitments or agreements of any character (other than options and other rights granted to employees and consultants in accordance with Acquiror’s equity incentive plans) to which Acquiror is a party or by which it is bound, obligating Acquiror to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Acquiror or obligating Acquiror to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The issuance of the Notes or the Note Shares will not obligate Acquiror to issue shares of Acquiror Stock or other securities to any other Person and will not result in a right of any holder of Acquiror securities to adjust the exercise, conversion, exchange or reset price under any of such securities. No further approval or authorization of any stockholder, the Board of Directors of Acquiror or others is required for the issuance and sale of the Notes or the Note Shares. The Acquiror has reserved from its duly authorized capital stock the maximum number of Note Shares.

4.5 Acquiror SEC Documents and Financial Statements.

(a) Acquiror has filed on a timely basis and has previously furnished or made available (whether on EDGAR or otherwise) to Target complete and accurate copies, as amended or supplemented, of all documents required to be filed by Acquiror with the SEC under the Exchange Act from December 31, 2006 through the date of this Agreement (the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Acquiror included in the SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of Acquiror as of the respective dates thereof and for the periods referred to therein.

(b) Acquiror has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of Sarbanes-Oxley) with respect to any SEC Report. Acquiror maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. As of the date hereof, Acquiror is not conducting or required to conduct any investigation that, to Acquiror’s knowledge, is reasonably likely to cause or give rise to any restatement or revision of prior financial statements or have a Note Material Adverse Effect (as defined herein) on Acquiror’s past or future reported results of operation or financial position. As of the date hereof and as of the Effective Time, Acquiror is eligible to register securities under the Securities Act pursuant to a Registration Statement on Form S-3.

4.6 No Material Adverse Change; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Note Material Adverse Effect, (ii) other than Acquiror’s credit facilities with Guaranty Bank, Acquiror has not incurred any Debt that ranks senior or pari passu with the Notes, (iii) Acquiror has not made an material changes to its accounting policies, and (iv) Acquiror has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. To Acquiror’s knowledge and except in connection with this Agreement and the transactions contemplated hereby, no event has occurred which, but for the passage of time, would be required to be disclosed on a Form 8-K (excluding for these purposes Items 7, 8 and 9 of Form 8-K).

4.7 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Acquiror and an unconsolidated or other off balance sheet entity that is required to be disclosed by Acquiror in its SEC Reports and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

4.8 Litigation. There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened, against Acquiror or any of its properties nor, to the knowledge of Acquiror, is there any reasonable basis therefore that would reasonably be excepted to have a Note Material Adverse Effect or which would adversely affect or delay the transactions contemplated hereby. There is no judgment, decree or Order against Acquiror which would reasonably be expected to result in a Note Material Adverse Effect. Acquiror is not aware of any dispute between Acquiror and any Person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that would reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Acquiror that would have a Note Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Acquiror or any Subsidiary under the Exchange Act or the Securities Act.

4.9 Labor Relations. No material labor dispute exists or, to the knowledge of Acquiror, is imminent with respect to any of the employees of Acquiror which would reasonably be expected to result in a Note Material Adverse Effect. Acquiror believes its employee and union relations to be generally good. Acquiror and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Note Material Adverse Effect.

4.10 Compliance with Laws. Acquiror has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law with respect to the conduct of its business, or the ownership or operation of its business. Acquiror and its Subsidiaries possess all certificates, Authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to result in a Note Material Adverse Effect (“Material Permits”), and neither Acquiror nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.11 Insurance. Acquiror and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Acquiror and its Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither Acquiror nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

4.12 Taxes.

(a) All Tax Returns relating to any and all Taxes payable by Acquiror or its Subsidiaries (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Acquiror) for the periods ending on or before the Closing Date have been, or will be, prepared and timely filed with the appropriate Governmental Entity, except as would not be reasonably expected to have a Note Material Adverse Effect. Such Tax Returns are, or will be in the case of Tax Returns not yet due but due before the Closing Date, true and correct in all material respects and have been, or will be in the case of Tax Returns not yet due but due before the Closing Date, completed in accordance with applicable Law;

(b) Except as would not be reasonably expected to have a Note Material Adverse Effect, Acquiror, as of the Effective Time, will have paid or withheld or accrued for or reserved on its financial statements all Taxes required to have been paid or withheld or accrued for or reserved on its financial statements as of the Effective Time;

(c) There is no Tax deficiency outstanding or assessed in writing or, to Acquiror’s knowledge, proposed against Acquiror that is not reflected as a liability on the financial statements of the Acquiror which would reasonably be expected to have a Note Material Adverse Effect; and

(d) Acquiror’s Tax Returns are not currently being audited by a taxing authority, nor, to the knowledge of Acquiror, is any such audit in process or pending, and Acquiror has not been notified of any request for such an audit or other examination.

4.13 Fairness Opinion. Prior to the execution of this Agreement, Revolution Partners has delivered to the Special Committee of the Board of Directors of Acquiror its written opinion (the “Acquiror Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the transactions contemplated by this Agreement are fair from a financial standpoint. The Acquiror Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

4.14 Brokers. Other than the fee payable in connection with the delivery of the fairness opinion of Revolution Partners, neither Acquiror nor Merger Sub has incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.15 Sufficient Funds. Acquiror has sufficient cash available to pay the Net Cash Merger Consideration, Target Debt Payments, Target Option Payments and Target Change of Control Bonus Payments at Closing in accordance with the terms of this Agreement, and the Notes in accordance with their terms.

4.16 No Insolvency. Based on the consolidated financial condition of Acquiror as of the Closing Date, (i) the fair saleable value of Acquiror’s assets exceeds the amount that will be required to be paid on or in respect of the Acquiror’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) to the knowledge of Acquiror, Acquiror’s assets do not constitute unreasonably small capital to carry on its business for at least the next 12 months, as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by Acquiror, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Acquiror, together with the proceeds Acquiror would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. To the knowledge of Acquiror, there is no existing or continuing default with respect to any Debt of Acquiror or any Subsidiary.

4.17 Notes; Acquiror Stock. All of the Notes when issued pursuant to the terms hereof and all of the Acquiror Stock when issued pursuant to the conversion of the Notes in accordance with the terms of the Notes, will be duly authorized, validly issued, fully paid and non-assessable and free of any liens or Encumbrances other than any liens or Encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of Acquiror or any agreement to which Acquiror is a party or by which it is bound.

4.18 Private Placement. Based upon and assuming the accuracy of the information provided by the holders of Target Preferred Stock in the Accredited Investor Questionnaires previously furnished by such holders of Target Preferred Stock, no registration under the Securities Act is required for the offer and issuance of the Notes or the Note Shares by Acquiror as contemplated hereby. The issuance and sale of the Notes or the Note Shares hereunder does not and will not contravene the rules and regulations of the Acquiror’s trading market.

4.19 No Integrated Offering. Neither Acquiror, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Notes or the Note Shares to be integrated with prior offerings by Acquiror for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any trading market on which any of the securities of Acquiror are listed or designated.

4.20 Registration Rights. Other than registration rights previously granted to investment funds affiliated with Austin Ventures, Acquiror has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Acquiror registered with the SEC or any other governmental authority that would be superior to or otherwise conflict with the registration rights granted by Acquiror pursuant to the Registration Rights Agreement. Any restriction with respect to the granting of the rights specified in the Registration Rights Agreement has been validly waived (the “Registration Rights Waiver”) and such waiver has not been, and is not proposed to be, rescinded.

4.21 Information Statement. The information (other than the SEC Reports, as to which the representation set forth in Section 4.5 shall be applicable) supplied by Acquiror and Merger Sub in writing for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Target Stockholders and at the Effective Time, contain any statement which, at such time is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

4.22 Listing Requirements. The Acquiror Stock is registered pursuant to Section 12(d) of the Exchange Act and is listed on the Nasdaq Global Market, and Acquiror has not taken any action designed to result in the termination of the registration of the Acquiror Stock under the Exchange Act or the delisting of the Acquiror Stock from the Nasdaq Global Market. Other than compliance with requirements regarding minimum trading price and director independence, Acquiror is in compliance with the applicable listing rules of the Nasdaq Global Market and has not received any notice from the Nasdaq Global Market asserting any non-compliance with such rule which has not been resolved prior to the date of this Agreement, and knows of no basis on which it may receive such a notification or fail to comply with such applicable listing requirements.

4.23 Accountants; No Disagreements with Accountants and Lawyers. Acquiror’s accounting firm is a registered public accounting firm as required by the Exchange Act. There are no disagreements of any kind presently existing between Acquiror and the independent auditing firms and outside counsel formerly or presently employed by Acquiror, and Acquiror is current with respect to any fees owed to its independent auditing firm and outside counsel.

4.24 Investment Company Status. Acquiror is not, and upon consummation of the issuance of the Notes or the Note Shares will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

4.25 U.S. Real Property Holding Corporation. Acquiror is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

4.26 Foreign Corrupt Practices. Neither Acquiror, nor to its knowledge, any agent or other Person acting on behalf of Acquiror, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Acquiror (or made by any Person acting on its behalf of which Acquiror is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.27 Application of Takeover Protections. Acquiror and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Acquiror’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or would become applicable to the holders of the Notes or the shares of Acquiror Stock issuable upon conversion thereof as a result of the holders thereof and Acquiror fulfilling their obligations or exercising their rights under the Notes, including without limitation as a result of the Acquiror’s issuance of the Acquiror Stock upon conversion of the Notes and the holders’ ownership of the Acquiror Stock issuable upon conversion of the Notes.

4.28 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.29 Patents and Trademarks and Other Intellectual Property Rights. To the knowledge of Acquiror, Acquiror and its Subsidiaries have, or have rights to use, all patents, patent applications, Trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would reasonably be expected to have a Note Material Adverse Effect (collectively, the “Acquiror

Intellectual Property Rights”). Except as disclosed in Section 4.29 of the Acquiror Disclosure Schedule, neither Acquiror nor any Subsidiary has received a notice (written or otherwise) that any of the Acquiror Intellectual Property Rights used by Acquiror or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of Acquiror, all such Acquiror Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Acquiror Intellectual Property Rights. Acquiror and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Note Material Adverse Effect.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Information Statement/Consent Solicitation. On the date of the execution of this Agreement, Target shall distribute the Information Statement, in a form reasonably acceptable to Acquiror, along with a copy of the form of a Written Consent of Target Stockholders approving this Agreement, the Merger and actions contemplated herein and thereby to the Target Stockholders (the “Written Consent”). Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the same. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make any statement of material fact contained or incorporated by reference therein (or omission of a material fact not contained therein) not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target Stockholders approve this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger as contained herein are fair and reasonable to the Target Stockholders. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement, or any amendment or supplement thereto, any information with respect to Acquiror or its affiliates the form and content of which information shall not have been approved by Acquiror prior to such inclusion, which approval shall not be unreasonably withheld or delayed. Target will use all reasonable efforts to solicit from the Target Stockholders consents in favor of the approval of this Agreement, the Merger and the transactions contemplated herein and thereby.

5.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror): (a) to carry on its business in the usual regular and ordinary course in a manner consistent with past practice; (b) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) to obtaining Acquiror’s consent to the filing of material Tax Returns, if applicable; (c) to pay or perform other obligations when due; and (d) to use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be substantially unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of (y) any event or occurrence not in the ordinary course of Target’s business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target; and (z) any change in its capitalization from that set forth in Section 3.2. Without limiting the foregoing, except as expressly contemplated by this Agreement or Section 5.2 of the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, except as contemplated hereby;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans, Etc. Issue or grant any stock options on equity purchase rights or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefore outstanding as of the date of this Agreement;

(e) Intellectual Property. Transfer to any Person or entity any rights to the Target IP Assets or Target IP Rights other than in the ordinary course of business;

(f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products of Target, including any Target IP Assets or Target IP Rights;

(g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

(h) Indebtedness. Incur any additional indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(i) Agreements. Enter into, terminate or amend, in a manner that will materially and adversely affect the business of Target, (i) any agreement involving the obligation to pay or the right to receive $50,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target’s products or (iii) any other agreement material to the business of Target or that is or would be a Material Contract;

(j) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than (i) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, (ii) the payment, discharge or satisfaction in compliance with agreements existing on the date hereof, (iii) the Target Expenses; (iv) those contemplated by or in this Agreement or (v) those set forth on Schedule 5.2(j);

(k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate, except as set forth on Schedule 5.2(k);

(l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(n) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable laws or regulations, or hire any new officer-level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof, including the Target Change of Control Bonus Payments, and the Option Cancellation Agreements, or increase the benefits, salaries or wage rates of its employees other than planned increases in the ordinary course of business;

(o) Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer or (ii) except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, the Target Change of Control Bonus Payments and the Option Cancellation Agreements to any other employee;

(p) Legal Proceedings. Commence any legal proceeding other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) in order to enforce its rights or comply with its obligations under this Agreement;

(q) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in generally accepted accounting principles;

(t) Accounting Changes. Make any changes (other than immaterial changes made in the ordinary course of business, consistent with past practice) with respect to financial accounting methods, principles, policies or procedures, except as required by GAAP or applicable Law; or

(u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (t) above.

5.3 Conduct of Business of Acquiror. Except as permitted by the terms of this Agreement, and except as provided in Section 5.3 of the Acquiror Disclosure Schedule, without the prior written consent of Target (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, Acquiror shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i) Pay or set a record date prior to the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) relating to any dividend or extraordinary distribution;

(ii) Fail to make in a timely manner a filing with the SEC initially required to be made after the date of this Agreement under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(iii) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other Person or division or business unit thereof or any equity interest therein if such acquisition would require the Acquiror to file the financial statements of the business acquired pursuant to Item 2.01 and 9.01 of Form 8-K; or

(iv) Agree in writing or otherwise to take any of the actions described in Sections 5.3(i) through 5.3(iii).

5.4 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, Target shall not, directly or indirectly through any officer, director, employee, representative, agent or affiliate of Target or otherwise: (i) solicit, initiate, seek, knowingly encourage or support any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal other than as contemplated by this Agreement; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b) From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, Target shall notify Acquiror immediately (and no later than one business day) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Target represent and warrants that it has not entered into any agreement, and agrees that it will not enter into any agreement, that would prohibit Target from providing Acquiror the notice and information regarding an Acquisition Proposal required to be provided by Target pursuant to this Section 5.4(b).

5.5 Controls and Procedures. From and after the date of this Agreement, Target shall use its commercially reasonable efforts to correct, on terms reasonably satisfactory to Acquiror, any deficiencies in Target’s accounting controls and procedures designed to provide assurance regarding the reliability of Target’s financial reporting and preparation of financial statements in accordance with GAAP, including any deficiencies identified and communicated to Target by its accountants or by Acquiror or its accountants. The corrections required by this Section 5.5 shall not be required to be completed prior to the Effective Time, and Target (and the Target Stockholders) shall be entitled to reimbursement for any out-of-pocket expenses.

5.6 Employees.

(a) Employment Offers. Schedule 5.6 hereto, which may be amended from time to time prior to Closing upon the mutual agreement of Target and Acquiror, contains a list of employees and consultants of Target. The persons listed on such Schedule 5.6 are referred to herein as the “Listed Employees.”

(b) Employment of Listed Employees. Target agrees to use its reasonable efforts to retain Listed Employees as employees (or consultants if they are currently consultants) of Target through the Closing Date.

(c) Prior to Closing, Acquiror will enter into letter agreements in the form attached hereto as Exhibit O (the “Retention Agreements”) pursuant to which Acquiror will agree to pay up to an aggregate of $500,000 (the “Retention Amount”) as retention payments in the specific amounts and to specific Target employees as mutually agreed upon by Acquiror and Target.

(d) Employee Benefit Arrangements. Following the Effective Time, Acquiror shall continue (or cause the Surviving Corporation to continue) to maintain Target Employee Plans on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time. Each participant in the Target Employee Plans who continues to be employed by the Surviving Corporation or Acquiror or any of its Subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break-in-service or similar rule, receive credit for purposes of eligibility to participate and vesting under the employee benefit arrangements of Acquiror (“Acquiror Plans”), including vacation accruals, for years of service with Target. To the extent consistent with law and applicable tax qualification requirements and as permitted by the terms of applicable Acquiror Plans, Acquiror shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such participants in the Target Employee Plans and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquiror Plans in which they are eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Target or the funding of and such benefit. The provisions in this Section 5.6 are intended to be for the benefit of the Target employees.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stockholder Approval. Commencing on the date hereof, Target shall take all reasonable action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to obtain the requisite Stockholder Approval, approving the Merger as soon as practicable. Target shall use its commercially reasonable efforts to solicit and obtain (other than through the payment of additional monies not contemplated by this Agreement) from Target Stockholders the Written Consent and shall take all other reasonable action necessary or advisable to secure the Stockholder Approval, including the assertion and exercise of the “drag-along” rights contained in that certain Amended and Restated Right of First Refusal and Co-Sale Agreement between Target and certain Target Stockholders dated May 5, 2005.

6.2 Regulation D. The parties hereto acknowledge and agree that the Notes issuable to the Target Stockholders, including the Note Shares, shall constitute “restricted securities” within the Securities Act. It is acknowledged and understood that Acquiror is relying on the written representations made by each Target Stockholder receiving Notes in the Accredited Investor Questionnaires and Transmittal Documents in issuing such Target Stockholder Note Consideration and any Note Shares.

6.3 Access to Information.

(a) Subject to applicable employee and personnel privacy laws, upon reasonable notice, Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during the period prior to the earlier of the termination of this Agreement pursuant to VIII or the Effective Time to (i) all of Target’s properties, personnel, books, Contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Any access to Target’s offices shall be subject to Target’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) The parties acknowledge that Acquiror and Target have previously entered into a Nondisclosure Agreement dated as of October 3, 2007, which will continue in full force and effect in accordance with its terms.

6.4 Public Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Acquiror and Target. Until the Closing, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated thereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Acquiror or Target may, without the prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by applicable Law or applicable stock exchange regulation if it has used all commercially reasonable efforts to consult with the other party. Except for the filing of this Agreement as an exhibit to Acquiror’s SEC Reports, as and if required, no party shall authorize or permit any of their affiliates, agents and other representatives to, directly or indirectly, disclose the terms and conditions of the schedules and disclosure schedules hereto or any other exhibit hereto or any other matters related hereto or thereto, unless otherwise required by Law or disclosed to a party which has a need to know such information solely for purposes of assisting the disclosing party with respect to the transactions contemplated by this Agreement.

6.5 Further Assurances.

(a) Acquiror and Target shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available to any Person, any technology, software or other intellectual property, or commit to cause Target to license or otherwise make available to any Person any technology, software or other intellectual property; (iv) hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

6.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. All costs, fees and expenses (including (i) attorney’s and accountant’s fees (other than with respect to incremental fees associated with meeting Acquiror’s requirements to comply with SEC and Sarbanes-Oxley requirements or Target’s obligations under Section 5.5 hereof (“Incremental Expenses”)) and (ii) investment banking fees and expenses) incurred in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby incurred by Target (collectively, the “Target Expenses”) are set forth on the Statement of Expenses attached hereto as Exhibit M (the “Statement of Expenses”). In preparing such Statement of Expenses, Target shall use its good faith commercially reasonable efforts to include all Target Expenses then known or reasonably estimable, but such Statement of Expenses shall provide a credit against the Target Expenses for any Incremental Expenses, which expenses alternatively may be paid directly by Acquiror. In no event shall any Target Expenses be counted twice in making any calculation of the Net Merger Consideration, including without limitation, any calculation of Target Working Capital or any Working Capital Adjustment.

6.7 Cancellation of Warrants. Target agrees to use its commercially reasonable efforts to obtain, prior to the Closing Date, a binding written agreement, acceptable to Acquiror, from each holder of Target Warrants whereby such holder agrees that if the Target Warrants held by such holder have not been exercised prior to the Closing Date, then such Target Warrants shall terminate upon and may not be exercised on or after the Closing Date.

6.8 Disclosure. The Target may, from time to time prior to the Closing Date, by notice given to Acquiror in accordance with this Agreement, supplement or amend the Target Disclosure Schedule, including one or more supplements or amendments (a) to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained or (b) to reflect any action permitted, or not otherwise prohibited, pursuant to Section 5.2 hereof with respect to any Contracts or Material Contracts which occur after the date hereof and, if existing at or occurring prior to the date of this Agreement, would have been required to be set forth on the Target Disclosure Schedule; provided, however, that no such supplement or amendment shall be deemed to supplement or amend the Target Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 7 have been satisfied, but shall otherwise be deemed to have been incorporated into the Disclosure Schedule if originally included therein.

6.9 Indemnification, Exculpation and Insurance Plans.

(a) Acquiror and Merger Sub agree that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated hereby) now existing in favor of the current or former directors or officers of Target as provided in the Target Organization Documents, or in any written indemnification agreement with the officers, directors or agents of Target, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Acquiror shall cause the Surviving Corporation to honor all such rights. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification (including the advancement of expenses) that are at least as favorable to the current or former directors, officers, employees and agents of the Surviving Corporation as those contained in the certificate of incorporation and bylaws of Target as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of seven years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Surviving Corporation, unless such modification is required by law.

(b) On or before the Closing Date, Target shall obtain, at Target’s expense, a non-cancelable runoff insurance policy for a period of not less than six (6) years after the Closing Date to provide insurance coverage (which coverage shall be at least as favorable to the insureds as the coverage now in effect) for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of Target on or prior to the Closing Date.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves, then, and in each such case, Acquiror shall cause proper provision to be made so the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party and his or her heirs, executors and legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise; provided, however, that such third parties shall have no rights or remedies under this Agreement until after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Acquiror, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approval. Acquiror, Target and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws, other than filings, approvals, waivers and consents relating to the Merger or affecting Acquiror’s ownership of Target or any of its properties, if failure to obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Acquiror after the Effective Time.

(c) Subordination Agreement. Either (i) Guaranty Bank and the Collateral Agent under the Security Agreement shall have entered into a Subordination Agreement encompassing the terms set forth in the form of Subordination Agreement attached as Exhibit P or (ii) Acquiror shall have terminated its line of credit with Guaranty Bank and paid in full all amounts owing thereunder.

7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Third-Party Consents. All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement listed on Schedule 7.2(c) (“Material Consents”) shall have been obtained and shall be in full force and effect.

(d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(e) No Other Litigation. There shall not be pending or threatened any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock; or (iv) which, if adversely determined, would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

(f) Stockholder Approval. This Agreement and the Merger and the transactions contemplated hereby and thereby shall have been adopted and approved by Written Consent, including the requisite Stockholder Approval, in accordance with Delaware Law and the Target’s Organizational Documents; provided, however, that this Agreement and the Merger and the transactions contemplated hereby and thereby shall have been adopted and approved by the holders of the Target Preferred Stock listed on Schedule 7.2(f). Such Written Consent shall have been duly executed and delivered to Acquiror after being delivered to the Target as required by Section 228 of Delaware Law and shall be in full force and effect as of the Effective Time.

(g) Warrants. All warrants to purchase Target Capital Stock outstanding on the Closing Date shall be cancelled as provided in Section 6.7.

(h) Target Incentive Plan. The Target Incentive Plan shall be terminated and cancelled as of the Effective Time and shall not be assumed by Acquiror and the administrator(s) of the Target Incentive Plan shall have taken such actions as are necessary or advisable to effect the transactions contemplated by this Agreement relating to the Target Incentive Plan, automatically converting each holder of an outstanding Target Option immediately prior to the Effective Time into the right to receive, without interest, on a per-share basis, an amount of cash equal to the consideration for the shares of Target Common Stock underlying such Target Option minus the aggregate exercise price set forth in the applicable Target Options as reflected in the Target Capitalization Spreadsheet, less all applicable tax withholding and other deductions (which shall be withheld and paid by the Surviving Corporation).

(i) Escrow Agreement. Acquiror, Escrow Agent and the Stockholder Representative shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit H.

(j) Security Agreement. Acquiror and the Stockholder Representative, as collateral agent on behalf of the Target Stockholders as secured parties, shall have entered into a Security Agreement substantially in the form attached hereto as Exhibit I.

(k) Legal Opinion. Acquiror shall have received a legal opinion from Andrews Kurth LLP, Target’s legal counsel, substantially in the form of Exhibit J.

(l) Fairness Opinion. Acquiror shall have received the Acquiror Fairness Opinion.

(m) Registration Rights Agreement. Acquiror and each holder of Target Preferred Stock shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D.

(n) Resignation of Directors and Officers. The directors and officers of Target serving immediately prior to the Effective Time shall have resigned as directors and officers of Target effective as of the Effective Time.

(o) Employment Agreement. Stephane Godevais shall have entered into a separate Employment Agreement with Acquiror in the form attached hereto as Exhibit L, including a Non-Competition Agreement and Proprietary Information and Inventions Assignment Agreement attached thereto.

(p) Termination of Investor Rights Agreement. That certain Amended and Restated Investors’ Rights Agreement dated May 5, 2005 between Target and certain Target Stockholders shall have terminated effective as of the Closing Date and shall be of no further force and effect.

(q) Additional Target Closing Deliveries. At the Closing, Target shall have delivered or cause to be delivered to Acquiror the following items:

(i) Good Standing. Certificates of good standing and payment of all applicable Taxes dated no earlier than three days prior to the Effective Date issued by the Delaware Secretary of State and the Secretary of State or other appropriate authority of each jurisdiction in which Target is qualified to conduct business;

(ii) Target Capitalization Spreadsheet. The Target Capitalization Spreadsheet;

(iii) Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet and calculation of Estimated Adjusted Closing Working Capital;

(iv) Certificate of Officers. A certificate, validly executed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied and attaching thereto the amended Target Disclosure Schedule dated as of the Closing Date;

(v) Secretary’s Certificate. A certificate, validly executed by the Secretary of the Target, certifying as to (i) the effectiveness of the Target’s Certificate of Incorporation and Bylaws, each as amended to date, (ii) the valid and unanimous adoption of resolutions of Target’s board of directors (whereby the Merger, this Agreement, and the transactions contemplated hereby and thereby were unanimously approved by the board of directors), (iii) the valid adoption and approval of the Merger, this Agreement, and the transactions contemplated thereby and hereby by the requisite Stockholder Approval; (iv) that Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, and (v) that Target shall have timely obtained all consents, waivers, and approvals listed pursuant to the Target Disclosure Schedule; and

(vi) Statement of Expenses. The Statement of Expenses.

7.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Stockholder Approval. This Agreement and the Merger shall have been adopted by the Stockholder Approval and such approval shall not have been rescinded and shall be in full force and effect.

(d) Legal Opinion. Acquiror shall have received a legal opinion from DLA Piper US LLP, Acquiror’s legal counsel in substantially in the form of Exhibit J-1.

(e) Fairness Opinion. Target shall have received the Target Fairness Opinion and been informed by the Acquiror that it has obtained the Acquiror Fairness Opinion.

(f) Registration Rights Agreement. Acquiror and each holder of Target Preferred Stock shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D, and the Registration Rights Waiver shall have been received and be in effect.

(g) Available Funding. Acquiror shall have sufficient immediately available funds in cash to (i) repay the Debt, (ii) pay the Target Change of Control Bonus Payments, (iii) pay the Net Cash Merger Consideration, (iv) the Target Option Payments, and (v) pay any and all other amounts payable pursuant to this Agreement at the Effective Time and to effect the transactions contemplated hereby.

(h) Retention Agreements. Acquiror shall have entered into the Retention Agreements in accordance with Section 5.6.

(i) Additional Acquiror Closing Deliveries. At the Closing, Acquiror shall have delivered or cause to be delivered to Target the following items:

(i) Good Standing. Certificates of good standing and payment of all applicable Taxes with respect to Acquiror and Merger Sub dated no earlier than three days prior to the Effective Date issued by the Delaware Secretary of State; and

(ii) Certificate of Officers. A certificate, validly executed on behalf of Acquiror and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Acquiror and the President of Merger Sub certifying that the conditions set forth in Sections 7.3(a) and 7.2(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if the Closing shall not have occurred by July 15, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (i) Target if any action or failure to act by Target shall have been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act shall have constituted a material breach of this Agreement, or (ii) Acquiror if any action or failure to act by Acquiror or Merger Sub shall have been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act shall have constituted a material breach of this Agreement;

(c) by Acquiror if this Agreement shall not have been approved and adopted by the requisite Stockholder Approval of the Target Preferred Stockholders listed on Schedule 7.2(f) as provided herein pursuant to the Written Consent in accordance with applicable Law and the Target Organizational Documents, including with respect to delivery of the Written Consent to Acquiror within four (4) hours after the execution of this Agreement, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Acquiror if any breach by Acquiror or Merger Sub shall have been the principal cause of or resulted in the failure of Target to secure such Written Consent within the specified time frame;

(d) by either Target or Acquiror if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(e) by Acquiror if (i) any of Target’s or any Target Stockholder’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2(a) would not be satisfied (it being understood that, for purposes of such Section 7.2(a) determination of the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to Target Disclosure Schedule purported to have been made after the date of this Agreement but not accepted as provided above shall be disregarded), or (ii) any of Target’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied; provided, however, that if an inaccuracy in Target’s representations and warranties or a breach of a covenant by Target is curable by Target and Target is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Acquiror may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach; or

(f) by Target if (i) any of Acquiror representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3(a) would not be satisfied (it being understood that, for purposes of such Section 7.3(a) determination of the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties or any updates or purported updates thereto shall be disregarded) or (ii) if any of Acquiror’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied; provided, however, that if an inaccuracy in Acquiror’s representations and warranties or a breach of a covenant by Acquiror is curable by Acquiror and Acquiror is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Target may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 6.4 (“Public Disclosure”), Section 6.6 (“Expenses”) and Article X (“General Provisions”) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Target. The representations, warranties, covenants and agreements of Target made to Acquiror and set forth in this Agreement or in any certificate, schedule, instrument or other document delivered by any party to Acquiror pursuant to this Agreement at the Closing shall survive the Effective Time and remain in effect for the time periods specified in Section 9.6.

(b) Acquiror. The representations, warranties, covenants and agreements of Acquiror made to Target and set forth in this Agreement or in any certificate, schedule, instrument or other document delivered by any party to the Acquiror pursuant to this Agreement shall survive the Effective Time and remain in effect for the time periods specified in Section 9.6. The foregoing shall not limit or affect the validity or survival of Acquiror’s representations, warranties, covenants and agreements set forth in the Transaction Documents, including the Notes, the Security Agreement, the Registration Rights Agreement or the Escrow Agreement, which shall survive in accordance with their respective terms.

9.2 Losses.

(a) Definition. “Losses” of any Person means any and all actually incurred claims, costs, losses, liabilities, obligations, fines, penalties, awards, amounts paid in settlement (in compliance with any restrictions imposed herein), Taxes, liens, damages and expenses (including reasonable and actual out-of-pocket attorneys’ fees and expenses) and any interest thereon; provided that in no event shall Losses include any incidental, consequential, speculative or punitive damages of any nature, regardless of the legal theory advanced. The term Losses as used herein is not limited to matters asserted by third parties, but may include Losses incurred or sustained in the absence of claims by a third party. “Acquiror Indemnitees” shall mean Acquiror, any Affiliate of Acquiror, the Surviving Corporation and their respective successors and assigns. “Target Stockholder Indemnitees” shall mean each Target Stockholder, their respective directors, officers, employees, agents, Subsidiaries and Affiliates, and the respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons. “Indemnitee” shall mean any Person entitled to indemnification pursuant to this Article IX. As used in this Article IX, an “Affiliate” of a Person shall include any direct or indirect Subsidiary or controlling Person of such Person (including the Surviving Corporation), and any officer, director or employee of such Person or any such Subsidiary.

(b) Mitigation; Offset. Each Loss for which Indemnitee is entitled to be indemnified hereunder shall be reduced by (i) the amount of any insurance proceeds which Indemnitee recovers with respect to such Loss; (ii) any indemnity, contribution or other similar payment which Indemnitee receives from any third party with respect to such Loss; and (iii) an amount equal to any net Tax Benefits of Indemnitee attributable to such Loss. If a Tax Benefit attributable to a Loss is realized by an Acquiror Indemnitee after the taxable year of payment of the Loss and on or before the Acquiror Indemnitee’s third taxable year ending after payment of the Loss, Acquiror shall pay to each indemnifying Target Stockholder an amount in cash equal to such stockholder’s Pro Rata Portion of the amount of such Tax Benefit.

(c) Limitation on Aggregate Liability. Notwithstanding anything to the contrary contained herein, in the Escrow Agreement, and in any of the agreements contemplated hereby or thereby, the maximum aggregate liability of any Target Stockholder to the Acquiror and Merger Sub, whether by reason of indemnification, reimbursement or other payment obligation of any type, any liability in tort, contract or otherwise, shall never exceed the aggregate amount of the Net Merger Consideration actually received by such Target Stockholder.

9.3 Indemnification by Target Stockholders.

(a) Subject to the limitations set forth herein, each Target Stockholder, severally in accordance with such Target Stockholder’s Pro Rata Portion and not jointly, agrees to indemnify and hold harmless each Indemnitee from and against any and all Losses asserted against, imposed upon, or incurred by such Indemnitee which arise out of or in connection with:

(i) an inaccuracy in, or any breach of, any representation or warranty of Target contained in Article III of this Agreement (as modified by the Target Disclosure Schedule) or in any certificate, instrument, document or agreement delivered to Acquiror by Target at the Closing (it being agreed that for purposes of determining the amount of any Loss with respect thereto, all such representations and warranties of Target and the Target Stockholders that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified);

(ii) a breach of any covenant or agreement to be performed by Target pursuant to this Agreement or in any certificate, instrument, document or agreement delivered by Target to Acquiror at Closing;

(iii) any claim by a Target Stockholder, former stockholder of Target, or any other Person or entity, seeking to assert, or based upon: (A) ownership or rights to acquire ownership of any shares of stock or other securities of Target; (B) any rights of a stockholder, preemptive rights or rights to notice or to vote; (C) any rights under the Certificate of Incorporation or Bylaws of Target; (D) any claim that his, her or its shares were wrongfully repurchased by Target or (E) quasi-appraisal, breaches of fiduciary duties, or similar or related claims that arise out of or are based upon the transactions contemplated by this Agreement;

(iv) any negotiations, settlements or proceedings related to a demand for appraisal rights by a holder of Dissenting Shares; provided, however, that with respect to this clause, Losses shall only be deemed incurred to the extent (x) the aggregate amount of such Losses with respect to such negotiations, settlements or proceedings to all Dissenting Shares exceeds (y) the aggregate amount of the Net Merger Consideration that would have been received by such holders of Dissenting Shares had they exchanged their shares of Target Capital Stock pursuant to Section 2.6 (the “Appraisal Losses”); and

(v) fraud or Intentional Breach by Target.

(b) Only Acquiror (or a Person or entity designated in writing by Acquiror) may bring a Claim (as defined herein) to recover for Losses that are economic losses of the Surviving Corporation or Acquiror.

(c) Notwithstanding anything to the contrary in this Agreement, no Target Stockholder shall be responsible for any Losses until the aggregate amount of all Losses incurred by the Acquiror Indemnitees exceeds a cumulative amount equal to $250,000 (the “Deductible”) and then only to the extent such Losses exceed the Deductible, except in the case of fraud or Intentional Breach, in which case the Deductible, once exceeded, also shall be recoverable.

(d) Except as otherwise set forth in this Section 9.3(d), the sole recourse and exclusive remedy that the Acquiror Indemnitees shall have to satisfy any claims for indemnification pursuant to Section 9.3(a) (but excluding a claim for indemnification for fraud or Intentional Breach by Target if the Escrow Fund has been exhausted and a claim for the Extended Representations if the Escrow Fund has been released), shall be the Indemnity Escrow Fund established pursuant to the Escrow Agreement. The cumulative indemnification obligation of all Target Stockholders under this Article IX shall in no event exceed an amount equal to the amount comprising the Indemnity Escrow Fund at the time a Claim is to be paid by the Target Stockholders pursuant to the terms hereof (the “Indemnity Cap”); provided, however, that the amounts payable in respect of an indemnity claim brought after the release of the Indemnity Escrow Fund and based upon an Extended Representation shall not exceed the final amount released from such Indemnity Escrow Fund. Notwithstanding the foregoing, the Indemnity Cap shall not be applicable to any Losses incurred due to fraud or Intentional Breach by Target, for which the cumulative indemnification obligation of any Target Stockholder under this Article IX shall in no event exceed the Pro Rata Portion of the Net Merger Consideration actually received by such Target Stockholder.

(e) No claim for indemnification with respect to a breach of a representation or warranty may be made after the expiration of the applicable survival period set forth in Section 9.6 hereof with respect to such representation or warranty.

9.4 Indemnification of the Target Stockholders. Subject to the limitations set forth in this Article IX, the Acquiror Indemnitees agree to indemnify and hold harmless the Target Stockholder Indemnitees from and against Losses resulting from Third Party Claims (as defined herein) or Claims by or on behalf of Acquiror arising out of a breach of any representation and warranty made by the Acquiror or the Merger Sub in Sections 4.1, 4.2, 4.2, 4.14, 4.15 and 4.16 (the “General Acquiror Representations”). Further, the holders of Notes shall be entitled to exercise their rights thereunder in the event of a breach of any representation and warranty made by the Acquiror or the Merger Sub in Sections 4.4, 4.5, 4.6, 4.8, 4.9, 4.10, 4.11, 4.12, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27 and 4.29 (the “Acquiror Note Representations”), but, in all cases, only in the event and to the extent that any such breach would reasonably be expected to materially adversely affect Acquiror’s ability to pay the amounts owed under the Notes when they become due (a “Note Material Adverse Effect”).

9.5 Procedures.

(a) Procedures for Third-Party Claims.

(i) If a Third-Party Claim is made against an Indemnitee arising out of a matter for which such Indemnitee is entitled to be indemnified pursuant to this Article IX, the Indemnitee shall promptly (but in any event within five (5) days of the receipt of the notice of such Third Party

Claim) notify the party from whom indemnification is sought (each, an “Indemnitor”) in writing of such claim (such notice to be delivered to the Stockholder Representative on behalf of the Target Stockholders in the event of a Third-Party Claim against an Acquiror Indemnitee). The failure to notify promptly the Indemnitor hereunder shall not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) that the Indemnitor is actually and materially prejudiced by such failure. As used herein, “Third-Party Claim” means any action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns against an Indemnitee.

(ii) Within 30 days after delivery of such notice, the Indemnitor may, upon written notice thereof to the Indemnitee, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor does not assume control of such defense, the Indemnitee shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnitor and the Indemnitee have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Indemnitor be responsible for the fees and expenses of more than one counsel for all Indemnitees. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnitee shall cooperate with the Indemnitor and its attorneys in the investigation, trial and defense of such action, suit, proceeding or claim and any appeal arising therefrom. In the case of Acquiror and the Surviving Corporation, such cooperation shall include the retention, and the provision to the Stockholder Representative (and its representatives) upon request, of records and information reasonably relevant to such Third Party Claim, and making employees of Acquiror and the Surviving Corporation available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties shall cooperate with each other in any notifications to insurers. An Acquiror Indemnitee shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Stockholder Representative shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of an Acquiror Indemnitee without the prior written consent of the Acquiror Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Procedures for Direct Claims. In the event any Indemnitee should have a claim under this Agreement that does not involve a Third-Party Claim (a “Direct Claim” and together with a Third-Party Claim, each a “Claim”), the Indemnitee shall deliver notice of such Direct Claim to the Indemnitor, in the case of a request for indemnification by the Target Stockholders, such notice to be delivered to the Stockholder Representative on behalf of the Target Stockholders, promptly after the Indemnitee becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article IX. The failure by any Indemnitee to deliver such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) that the Indemnitor is actually prejudiced by such failure. Each notice of a Direct Claim shall set forth: (i) the specific representation, warranty, covenant or agreement alleged to have been breached; (ii) the nature and amount of the claim asserted, together with sufficient facts relating thereto so that the Indemnitor may reasonably evaluate such claim; and (iii) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses to which the Indemnitee believes it is entitled in connection with the claim. If the Indemnitor does not notify the Indemnitee within 30 days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee (such notice on behalf of the Target Stockholders to come from the Stockholder Representative), such Direct Claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of such Indemnitor and the Indemnitor shall pay the amount of such liability to the Indemnitee within ten (10) days after the expiration of such 30-day period, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.

9.6 Termination of Indemnification.

(a) Target.

(i) Sections 3.12 (“Environmental Matters”), 3.13 (“Taxes”) and 3.14 (“Employee Benefit Plans”) are collectively referred to as the “Extended Representations”.

(ii) The Target Stockholders will only have indemnification obligations under Section 9.3 of this Agreement:

a. until the first anniversary of the Closing Date with respect to the representations and warranties other than the Extended Representations;

b. until the second anniversary of the Closing Date with respect to the representations and warranties contained in Section 3.12 (“Environmental Matters”) and 3.14 (“Employee Benefit Plans”); and

c. until the expiration of the applicable statute of limitations (including any extensions thereof) with respect to the representations and warranties contained in Section 3.13 (“Taxes”), or for fraud and Intentional Breach.

(iii) Notwithstanding Section 9.6(a)(i), no such indemnification obligations shall terminate with respect to any item as to which any Acquiror Indemnitee has, before the expiration of such period, previously made a Claim against the Target Stockholder(s) by delivering a notice to the Stockholder Representative in accordance with this Agreement.

(iv) Notwithstanding anything to the contrary herein, Claims for fraud or Intentional Breach may be made until the end of the applicable statute of limitations.

(b) Acquiror.

(i) Acquiror will only have indemnification obligations under Section 9.3 of this Agreement:

a. with respect to the General Acquiror Representations, until the first anniversary of the Closing Date;

b. with respect to the Acquiror Note Representations, until the earlier to occur of the payment of all amounts owing under the Notes or the conversion of all of the Notes.

(ii) Notwithstanding Section 9.6(a)(i), no such indemnification obligations shall terminate with respect to any item as to which any Target Indemnitee has, before the expiration of such period, previously made a Claim against the Acquiror by delivering a notice to the Acquiror in accordance with this Agreement.

(iii) Notwithstanding anything to the contrary herein, Claims for fraud may be made until the end of the applicable statute of limitations, and Claims for Intentional Breach may be made at any time the Notes are outstanding.

9.7 Sole and Exclusive Remedy. The indemnification rights provided in this Article IX shall be the sole and exclusive remedy for any Losses of (i) the Acquiror Indemnitees against Target, the Target Stockholders and the Stockholder Representative, or any of their respective Affiliates, for any claim under this Agreement, and (ii) the Target Stockholder Indemnitees against Acquiror, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, for any claim under this Agreement. The foregoing sentence is in no way intended to affect the obligation of Acquiror to deliver the Net Merger Consideration at the Closing in accordance with the terms of this Agreement. This Section 9.8 shall not affect the rights or remedies of third party beneficiaries under Section 6.9 or otherwise expressly provided for hereunder.

9.8 Dispute Resolution. In the event that an Indemnitor objects to any Claim in writing within 30 days after receipt of notice of a Claim of such dispute (in each case, an “Objection Notice”), and the Indemnitee and the Indemnitor shall attempt in good faith to resolve such dispute within 60 days of delivery of such Objection Notice. If such dispute is not so resolved within such 60 day period, then either the Indemnitee or the Indemnitor may demand arbitration of the matter to be settled by arbitration conducted by three arbitrators (the Indemnitee and the Indemnitor shall each select one arbitrator within 15 days after the date that a demand for arbitration is made and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter); provided, however, that no such arbitration may be initiated more than 120 days after the receipt by the Indemnitor of the applicable notice of Claim referred to in Section 9.5 and upon the expiration of such period the Claim will be deemed undisputed. If a party fails to select an arbitrator during such 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the party that selected an arbitrator during such 15-day period. Any such arbitration shall be held in Austin, Texas under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any Claim shall be final, binding, and conclusive upon the parties to this Agreement and the Target Stockholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or Order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

9.9 Escrow Provisions.

(a) Establishment of the Escrow Fund. The Escrow Amount shall be deposited with Wells Fargo Bank, N.A. (the “Escrow Agent”) and shall constitute an escrow fund (the “Escrow Fund”), without any act of any Target Stockholder. The Escrow Fund will be governed by the terms set forth herein and in the Escrow Agreement in substantially the form approved by Acquiror, Target, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”) and shall be maintained at Acquiror’s sole cost and expense.

(b) Escrow Fund Period; Release from Escrow.

(i) The GD Escrow Fund shall be in existence immediately following the Effective Time and shall terminate upon the earlier of the receipt by Target from General Dynamics Corporation of an authorization to submit to it the GD Invoice (the “GD Authorization”) or at 5:00 p.m., Austin, Texas time, on the date (the “GD Escrow Expiration Date”) one year after the Effective Date (the period of time from the Effective Time through and including the GD Escrow Expiration Date is referred to herein as the “GD Escrow Fund Period”). The Escrow Agreement shall provide that promptly after receipt of the GD Authorization, if received prior to the GD Escrow Expiration Date, Acquiror shall pay, or cause Surviving Corporation to pay, an amount determined in accordance with the calculations set forth on Exhibit A (the “GD Escrow Release Payment”). Any amounts remaining in the GD Escrow Fund after the earlier to occur of the GD Escrow Release Payment or the GD Escrow Fund Expiration Date shall be returned to Acquiror.

(ii) Subject to the following requirements, the Indemnity Escrow Fund and the Stockholder Representative Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Austin, Texas time, on the date (the “Escrow Expiration Date”) two years after the Effective Date (the period of time from the Effective Time through and including the Escrow Expiration Date is referred to herein as the “Escrow Fund Period”). The Escrow Agreement shall provide that (i) promptly after, but in any event within 15 days after, the first anniversary of the Effective Time, (1) an aggregate of $900,000 (less any reductions to the Indemnity Escrow Fund made for any Working Capital Adjustment and any Claims and any reserves for unresolved Claims made prior to such first anniversary), consisting of the Pro Rata Portions of Notes (or the cash or stock into which such amount of Notes shall have been converted if there are not sufficient Notes outstanding) in the case of Target Preferred Stockholders and cash in the case of Target Common Stockholders, shall be released from the Indemnity Escrow Fund if Target Stockholders holding less than 3,315,323 shares of Target Common Stock prior the Effective Time shall have delivered either (x) a Written Consent (even if after the Effective Time), (y) a Consent and Waiver in the form attached hereto as Exhibit Q, or (z) other evidence reasonably acceptable to Acquiror that such Target Stockholder shall have consented to the Merger and the Agreement and waived all appraisal rights, quasi-appraisal rights, breach of fiduciary duty claims, or similar or related claims (“Target Stockholder Consent”); (2) an aggregate of $1,900,000 (less any reductions to the Indemnity Escrow Fund made for any Working Capital Adjustment and any Claims and any reserves for unresolved Claims made prior to such first anniversary), consisting of the Pro Rata Portions of Notes (or the cash or stock into which such amount of Notes shall have been converted if there are not sufficient Notes outstanding) in the case of Target Preferred Stockholders and cash in the case of Target Common Stockholders, shall be released from the Indemnity Escrow Fund if the Target Stockholders holding greater than 3,315,323 but less than 4,906,677 of the Target Common Stock outstanding immediately prior to the Effective Time shall have provided a Target Stockholder Consent; (3) all of the Indemnity Escrow Fund (less any reductions to the Indemnity Escrow Fund made for Claims and any reserves for unresolved Claims made prior to such first anniversary) shall be released if the Target Stockholders holding at least 4,906,677 of the Target Common Stock outstanding immediately prior to the Effective Time shall have provided a Target Stockholder Consent; and (ii) the remainder of the Indemnity Escrow Fund, if not released pursuant to clause (i) (less any reductions to the Indemnity Escrow Fund made for Claims and any reserves for unresolved Claims made after the first anniversary but prior to the second anniversary of the Effective Time) shall be released promptly after, but in any event within 15 days after, the first to occur of (x) the time when the Target Stockholders holding at least 4,906,677 of the Target Common Stock outstanding immediately prior to the Effective Time shall have provided a Target Stockholder Consent, or (y) the two year anniversary the Closing Date.

(c) Substitution of Cash or Acquiror Stock. The parties agree, and the terms of the Escrow Agreement shall provide, that in the event that a Claim is to be paid from the Indemnity Escrow Fund pursuant to Section 9.5 and the Escrow Agreement, any holder of the Target Preferred Stock shall have the option, in such holder’s sole discretion, to satisfy such holder’s Pro Rata Portion of a Claim by delivering, in lieu of the Notes otherwise to be released from the Indemnity Escrow Fund (i) an amount of cash equal to such holder’s Pro Rata Portion of such Claim or (ii) an aggregate number of shares of Acquiror Stock having an aggregate fair market value equal to such holder’s Pro Rata Portion of the Claim. The fair market value for each share of the Acquiror Common Stock for the purposes of the foregoing sentence shall be deemed to be the average of the closing or bid prices (whichever is applicable) of the Acquiror Common Stock over the twenty (20) trading day period ending three (3) trading days prior to the date of the settlement of the Claim.

(d) Protection of Escrow Fund; Distribution for Taxes. The parties hereto agree and acknowledge that the Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Fund Period and shall treat such fund as a trust fund in accordance with the terms of this Agreement and the Escrow Agreement, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and the Escrow Agreement. Any amounts held in the Escrow Fund shall, to the maximum amount possible, be treated as contingent payments eligible to be reported on the installment method. The parties hereto agree that, for tax reporting purposes, Acquiror shall be the owner of the Escrow Fund.

9.10 Stockholder Representative.

(a) Each Target Stockholder, by virtue of the approval and adoption of this Agreement by the requisite vote of Target Stockholders, hereby consents and agrees to the appointment of Centennial Ventures VII, L.P., a Delaware limited partnership, as the “Stockholder Representative” for purposes of all matters to be performed by the Stockholder Representative expressly set forth in this Agreement, the Escrow Agreement and any other agreement entered into by the Stockholder Representative on behalf of the Target Stockholders as contemplated hereunder (collectively, the “Stockholder Representative Agreements”). The Stockholder Representative shall not be required to exercise any discretion or to take any action that exposes (or which the Stockholder Representative determines in its sole discretion could expose) the Stockholder Representative to personal liability or that is contrary to this Agreement or applicable Law.

(b) Each Target Stockholder, by virtue of the approval and adoption of this Agreement by the requisite vote of Target Stockholders, hereby constitutes and appoints (and acknowledges such appointment is coupled with an interest) the Stockholder Representative, including any replacement of any such Stockholder Representative, as attorney-in-fact for such Target Stockholder (except with respect to Target Stockholders, if any, who have caused their Target Capital Stock to become Dissenting Shares) with full power of substitution and authority, in its discretion to exclusively (except in the case of clause (vi) and clause (vii) of this paragraph below in the event of a claim not generally applicable to the Target Stockholders (a “Particular Claim”), in which case such authorization shall be non-exclusive), to the extent permitted by applicable Law, (i) enforce the Stockholder Representative Agreements against the parties hereto and thereto, including, but not limited to, paying expenses pursuant to the Escrow Agreement, (ii) execute any amendment, modification or waiver of the Stockholder Representative Agreements, (iii) give and receive notices (including service of process) and communications by or on behalf of any Target Stockholder under the Stockholder Representative Agreements, (iv) without limiting the foregoing provisions of this Section 9.10, take any action (or determine to take no action) in connection with the defense, settlement, compromise, arbitration and/or other resolution of any claim for indemnification by any Indemnitee pursuant to this Article IX, including compliance with any Order in connection with any such claim, or any other claim, arbitration, dispute, action, suite or other proceeding in connection with the Stockholder Representative Agreements, (v) dispute any decision of Acquiror to pay itself or any Indemnitee hereunder, (vi) assert, bring, prosecute, maintain, settle, compromise, arbitrate and/or otherwise resolve on behalf of the Target Stockholders any claim for indemnification pursuant to this Article IX or any other claim, arbitration, dispute, action, suit, or other proceeding in connection with the Stockholder Representative Agreements, (vii) to take all actions (or determine to take no such action) on behalf of the Target Stockholders or itself as the Stockholder Representative may deem necessary or appropriate in its sole judgment for the accomplishment of the foregoing and (viii) engage and hire other parties (e.g. attorneys, accountants) in connection with the foregoing. The Stockholder Representative shall be entitled to consent to any payment from the Escrow Amount.

(c) Any claim, arbitration, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Target Stockholders under this Agreement shall be asserted, brought, prosecuted or maintained only by the Stockholder Representative, except with respect to Particular Claims in connection with which the affected Target Stockholders may act independently of the Stockholder Representative. Except with respect to Particular Claims, all actions, decisions and instructions of the Stockholder Representative may be relied upon by Acquiror, and shall be binding and conclusive upon each Target Stockholder.

(d) The Stockholder Representative shall not be liable, responsible or accountable in damages or otherwise to the Target Stockholders for any Losses incurred by reason of any act or failure to act by such Stockholder Representative except to the extent that such Losses shall have been the result of the fraud, gross negligence or willful misconduct of such Stockholder Representative as determined by a court of competent jurisdiction. The Stockholder Representative shall be indemnified and held harmless by the Target Stockholders from all Losses arising out of or in connection with the Stockholder Representative’s execution, delivery and performance of this Agreement, except for fraud, gross negligence or willful misconduct by the Stockholder Representative as determined by a court of competent jurisdiction. If at any time the Stockholder Representative and any other Person shall have any unsatisfied claims against the Target Stockholders pursuant to the terms of this Agreement, the claims of the Stockholder Representative shall be satisfied first including out of funds comprising the Escrow Amount, subject to the limits set forth in the Escrow Agreement. The Stockholder Representative shall have the right to make demands of the Target Stockholders directly, pro rata in accordance with their respective Pro Rata Portions of the Net Merger Consideration, for such indemnification and for payment of any fees and expenses (including attorneys’ fees and expenses) incurred in the discharge of the Stockholder Representative’s duties hereunder, which demand shall be promptly honored by the Target Stockholders. Without in any way limiting the rights of the Stockholder Representative as against the Target Stockholders, neither Target nor Acquiror shall have any liability or obligation whatsoever to the Stockholder Representative arising out of or relating to any breach or alleged breach by the Target Stockholders of their indemnification obligations to the Stockholder Representative as contemplated hereby.

(e) The Stockholder Representative and its representatives and agents shall have reasonable access to information about the Target, Merger Sub and Acquiror and the reasonable assistance of the Target’s, Merger Sub’s and Acquiror’s officers and employees for purposes of performing its duties and exercising its rights hereunder, including in the case of the Working Capital Adjustments, access to Acquiror’s books and records the Stockholder Representative and/or its representatives and agents may reasonably request; provided, however, that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Target, Merger Sub or Acquiror to anyone other than its representatives and agents (except on a need to know basis to individuals who agree to treat such information confidentially).

(f) The Target Stockholders may, at any time, remove the Stockholder Representative and appoint a substitute representative by written consent signed by the former Target Stockholders (or, if applicable, their respective heirs, legal representatives, successors and permitted assigns) receiving at least 67% in value of the Net Merger Consideration at Closing (valuing the Notes at their principal value), including the amounts held in Escrow. If the Stockholder Representative dissolves or if an individual dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Target Stockholders shall, by such written consent, appoint a substitute representative to fill such vacancy. Any such substitute representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. Upon the selection of such substitute representative, the substituted representative shall promptly notify Acquiror in writing of its, his or her appointment, which written notice shall be accompanied by a copy of the written consent effectuating such appointment.

(g) The provisions of this Section 9.10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Target Stockholder may have in connection with the transactions contemplated by this Agreement.

(h) The provisions of this Section 9.10 shall be binding upon the heirs, legal representatives, successors and permitted assigns of each Target Stockholder, and any references in this Agreement to a Target Stockholder or the Target Stockholders shall mean and include the successors to the rights of the Target Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

9.11 Approval and Appointment by Target Stockholders; Acceptance by Stockholder Representative. The approval of this Agreement by the Target Stockholders shall constitute approval of the indemnification obligations in this Article IX, the Escrow Agreement and the appointment of the Stockholder Representative and the Escrow Agent. By executing this Agreement, the Stockholder Representative hereby accepts the appointment and authorization to act as the Stockholder Representative and as attorney-in-fact and agent in accordance with the terms hereof.

9.12 Merger Consideration Adjustment. The parties hereto agree that any amounts paid to an Indemnitee hereunder shall be treated as an adjustment to the aggregate Net Merger Consideration paid by Indemnitor pursuant to this Agreement for all tax and other purposes.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed sent, given and delivered: (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) three days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice) and (iv) by Electronic Notice as provided below:

(a)	if to Acquiror or Merger Sub, to:

Entorian Technologies Inc.

8900 Shoal Creek Blvd.

Suite 125

Austin, Texas 78757

Attention: Chief Executive Officer

Email: wlieberman@entorian.com

with a copy (which shall not constitute notice) to:

Entorian Technologies Inc.

8900 Shoal Creek Blvd.

Suite 125

Austin, Texas 78757

Attention: General Counsel

Email: sluice@entorian.com

(b)	if to Target (prior to the Closing), to:

Augmentix Corporation

4030 W. Braker Lane

Stonelake Two, Suite 100

Austin, Texas 78759

Attn: Chief Executive Officer

Email: Stephan.godevais@augmentix.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue

Suite 1700

Austin, Texas 78701

Attention: J. Matthew Lyons

(c)	if to the Stockholder Representative, to:

Centennial Ventures VII, L.P.

4605 Post Oak Place Drive

Suite 202

Houston, Texas 77027

Attn: David Hull

Email: david@centennial.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue

Suite 1700

Austin, Texas 78701

Attention: J. Matthew Lyons

(a) if to a Target Stockholder, to the address set forth for such Target Stockholder set forth on the Target Capitalization Spreadsheet or other written or electronic communication provided by such Target Stockholder.

Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 10.1 if sent with return receipt requested to the electronic mail address specified by the receiving party in signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

10.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date this Agreement is executed and delivered by the parties hereto. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, the words “aware,” “knowledge” or similar words, expressions or phrases (i) with respect to Target means the actual knowledge of the following officers of Target, after reasonable inquiry of those employees of Target whom such officers reasonably believe would have actual knowledge of such fact or matter: Stephane Godevais, Robert Alvarez, Ahmad Chamseddine and Jim Sauer, but shall not include any imputed knowledge or “inquiry notice,” and (ii) with respect to Acquiror, knowledge that any of Acquiror’s executive officers actually possesses or, after reasonable inquiry of those employees of Acquiror whom such officers reasonably believe would have actual knowledge of such fact or matter, but shall not include any imputed knowledge or “inquiry notice.” The term “business day” shall mean any day other than a Saturday, Sunday or holiday for Acquiror’s or Target’s employees generally. In this Agreement, any reference to any event, change, condition or effect being “material” with respect to Target means any event, change, condition or effect that is material to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or employee base of Target, taken as a whole.

10.3 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of an original counterpart signature page.

10.4 Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Escrow Agreement, the Exhibits and the Target Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, no party shall be deemed to have made any representations or warranties to the other party, except as expressly set forth in Article III or IV above. This Agreement shall not be assigned, transferred or encumbered by operation of law or otherwise without the other party’s written consent, provided that Acquiror may assign its rights hereunder to an affiliate or Subsidiary. Any purported assignment in violation of this Section 10.4 shall be void. Subject to the foregoing provisions, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.5 Amendment; Waiver. Prior to the Closing, this Agreement may be amended and any provision hereof may be waived at any time, in each case, by execution of an instrument in writing signed by Acquiror and Target, provided that any amendment affecting the Stockholder Representative shall require the consent of the Stockholder Representative; and following the Closing, this Agreement may be amended and any provision hereof may be waived at any time, in each case, by execution of an instrument in writing signed by the Stockholder Representative and Acquiror; provided, however, no amendment or modification which disproportionately affects a Target Stockholder (relative to the Target Stockholders generally) shall be effective against such Target Stockholder without his, her or its consent; and provided, further, that following Stockholder Approval, no amendment shall be made that by Law requires further approval by the stockholders without such approval.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Remedies Cumulative. Except as otherwise provided herein, including the limitations expressly imposed by Article IX, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE COURTS OF THE UNITED STATES LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT. Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit, or proceeding and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In connection with the transactions contemplated by this Agreement, the parties acknowledge and agree that Andrews Kurth LLP solely acted as special counsel to the Company, and not any of its stockholders, employees, officers or directors.

10.10 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

10.12 Conflicts. The parties acknowledge and agree that notwithstanding the fact that Andrews Kurth LLP acted as special counsel to Target (which effective as of the Closing shall be wholly owned by Acquiror in the form of the Surviving Corporation) in connection with the transactions contemplated by this Agreement, Andrews Kurth LLP shall, if so requested, be permitted to represent the Stockholder Representative and/or any former holders of Target Capital Stock, including the holders of the Notes, and their respective heirs, executors, administrators, affiliates, successors and assigns, in connection with any and all matters, negotiations and/or disputes which may arise out of or in connection with this Agreement, the Escrow Agreement, the Notes or any of the other Transaction Documents, and accordingly waive any and all conflicts of interest that may arise, be deemed to arise, or be alleged in connection with the foregoing. It is understood that Andrews Kurth LLP solely represented the Company with respect to this Agreement and the transactions contemplated hereby, and not any other person, including any of the Company’s employees, officers, directors, stockholders, partners or the like.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed and delivered by each of the parties hereto, all as of the date first written above.

ENTORIAN TECHNOLOGIES INC.

By:	/s/ Wayne Lieberman

AUGUST MERGER SUB CORPORATION

By:	/s/ Wayne Lieberman

AUGMENTIX CORPORATION

By:	/s/ Stephan Godevais

Solely for the purposes of accepting the appointment as Stockholder Representative under Article IX of this Agreement and acknowledging the Stockholder Representative’s rights and obligations on behalf of the Target Stockholders under Section 9.10, which appointment shall be effective as of the Effective Time and conditioned on receipt of the requisite Stockholder Approval.

STOCKHOLDER REPRESENTATIVE:

CENTENNIAL VENTURES VII, L.P., a Delaware limited partnership

By:	Centennial Holdings VII, LLC,
Its General Partner

By:	/s/ David Hull